UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

COMMERCIAL VEHICLE GROUP, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)
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COMMERCIAL VEHICLE GROUP, INC.
7800 Walton Parkway
New Albany, Ohio 43054
Telephone: (614) 289-5360
April 13, 2018
Dear Stockholder:
You are cordially invited to attend our 2018 Annual Meeting of Stockholders, which will be held on Thursday, May 17, 2018, at 1:00 p.m. (Eastern Time) at the Courtyard by Marriott Columbus-New Albany, located at 5211 Forest Drive, New Albany, OH 43054 (including any adjournments or postponements thereof, the “Annual Meeting”). With this letter, we have enclosed a copy of our 2017 Annual Report on Form 10-K, notice of annual meeting of stockholders, proxy statement and proxy card. These materials provide additional information concerning the annual meeting. If you would like another copy of the 2017 Annual Report, please contact Aneezal H. Mohamed, General Counsel, Compliance Officer and Secretary, and one will be mailed to you.
At this year’s annual meeting, the agenda includes the following:

1.	The election of seven director nominees named in the accompanying Proxy Statement to hold office until the 2019 Annual Meeting of Stockholders;

2.	A vote on a non-binding advisory proposal on the compensation of our named executive officers;

3.
The approval of an amendment to the Amended and Restated Certificate of Incorporation of the Company to provide that directors may be removed from the Board with or without cause by the affirmative vote of the holders of at least 66 and 2/3% of the Company’s outstanding common stock;

4.	To ratify the appointment of our independent registered public accounting firm; and

5.	To consider any other matters or transact such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.
The Board of Directors recommends that you vote FOR each of these proposals. Members of the Board of Directors and our executive officers will be present to discuss the affairs of the Company and to answer any questions you may have.
It is important that your shares be represented and voted at the Annual Meeting, regardless of the size of your holdings. Accordingly, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope to ensure your shares will be represented at the meeting. If you do attend the Annual Meeting after returning a proxy card, you may, of course, withdraw your proxy and vote in person at the Annual Meeting.
I look forward to seeing you at the Annual Meeting.

Sincerely,

Patrick E. Miller
President and Chief Executive Officer

COMMERCIAL VEHICLE GROUP, INC.
7800 Walton Parkway
New Albany, Ohio 43054
Telephone: (614) 289-5360

The 2018 Annual Meeting of Stockholders of Commercial Vehicle Group, Inc. will be held on Thursday, May 17, 2018, at 1:00 p.m. Eastern Time, at the Courtyard by Marriott Columbus-New Albany located at 5211 Forest Drive, New Albany, OH 43054.
The Annual Meeting is being held for the following purposes:

1.	To elect seven director nominees named in the accompanying proxy statement to hold office until the 2019 Annual Meeting of Stockholders;

2.	To vote on a non-binding advisory proposal on the compensation of the named executive officers;

3.
The approval of an amendment to the Amended and Restated Certificate of Incorporation of the Company to provide that directors may be removed from the Board with or without cause by the affirmative vote of the holders of at least 66 and 2/3% of the Company’s outstanding common stock;

4.	To ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2018; and

5.	To consider any other matters or transact such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.
These items are discussed in the following pages. Only stockholders of record at the close of business on March 28, 2018, will be entitled to vote at the Annual Meeting.
Enclosed with this Notice of Annual Meeting of Stockholders is a proxy statement, related proxy card with a return envelope and our 2017 Annual Report on Form 10-K. The 2017 Annual Report on Form 10-K contains financial and other information that is not incorporated into the proxy statement and is not deemed to be a part of the proxy soliciting material.

By Order of the Board of Directors

Aneezal H. Mohamed
General Counsel, Compliance Officer
and Secretary

April 13, 2018

Even if you expect to attend the Annual Meeting, please promptly complete, sign, date and mail the enclosed proxy card. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States. Stockholders who attend the annual meeting may revoke their proxies and vote in person if they so desire.

COMMERCIAL VEHICLE GROUP, INC.
TABLE OF CONTENTS

Page
QUESTIONS AND ANSWERS ABOUT VOTING	i
PROXY STATEMENT	1
Voting and Revocability of Proxies	1
Record Date and Share Ownership	1
PROPOSAL NO. 1 — ELECTION OF DIRECTORS	1
Corporate Governance	3
Recommendation of the Board	6
PROPOSAL NO. 2 — NON-BINDING, ADVISORY VOTE TO APPROVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	6
Recommendation of the Board	6
PROPOSAL NO. 3 — AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO PROVIDE THAT DIRECTORS MAY BE REMOVED FROM THE BOARD WITH OR WITHOUT CAUSE	6
Recommendation of the Board	7
PROPOSAL NO. 4 - RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC	7
Principal Accountant Fees	7
Recommendation of the Board	8
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	9
EXECUTIVE COMPENSATION	11
2017 Summary Compensation Table	21
2017 Grants of Plan-Based Awards Table	23
2017 Option Exercises and Stock Vested Table	25
2017 Deferred Compensation Table	26
Potential Payments Upon Termination or Change-in-Control Table	27
2017 Director Compensation Table	30
CEO Pay Ratio	31
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	31
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	31
AUDIT COMMITTEE REPORT	32
SUBMISSION OF STOCKHOLDERS’ PROPOSALS AND ADDITIONAL INFORMATION	33
OTHER MATTERS	34
PROPOSED AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO ELIMINATE CERTAIN RESTRICTIONS ON THE REMOVAL OF DIRECTORS	35

QUESTIONS AND ANSWERS ABOUT VOTING
Q	Why did you send me this proxy statement?

A
This proxy statement is being sent to you because our Board of Directors is soliciting your proxy to vote at the 2018 Annual Meeting of Stockholders. This proxy statement includes information required to be disclosed to you in connection with our solicitation of proxies in connection with the Annual Meeting. Stockholders of record as of the close of business on March 28, 2018, which is the record date, are entitled to vote. This proxy statement and the related proxy card are first being sent on or about April 13, 2018 to those persons who are entitled to vote at the Annual Meeting.

Q	How many votes do I have?

A	Each share of our common stock that you own entitles you to one vote on each matter to come before the Annual Meeting.

Q	How do I vote?

A	You can vote on matters presented at the Annual Meeting in four ways:
1) You can vote by filling out, signing and dating your proxy card and returning it in the enclosed envelope, OR
2) You can vote over the Internet, OR
3) You can vote by telephone, OR
4) You can attend the Annual Meeting and vote in person.

Q	How do I vote by proxy?

A
If you properly fill out your proxy card and send it to us, or submit your proxy over the Internet or by telephone, in each case, prior to the Annual Meeting, your shares will be voted at the Annual Meeting as you have directed. If you do not specify a choice on your properly submitted proxy, the shares represented by your proxy card will be voted FOR the election of all nominees named in this proxy statement, FOR the approval of the compensation of our named executive officers, FOR the approval of the amendment to the Amended and Restated Certificate of Incorporation of the Company to eliminate certain restrictions on the removal of directors, and FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2018.

Q	How do I submit a proxy by Internet?

A	By logging onto www.investorvote.com/cvgi and following the instructions.

Q	How do I submit a proxy by telephone?

A	By dialing 1-800-652-VOTE(8683) and following the instructions.

Q	How do I vote in person?

A	If you attend the Annual Meeting, we will give you a ballot upon request.

Q	Who can attend the meeting?

A
All stockholders as of the record date, or their duly appointed proxies, may attend the meeting upon presentation of proper identification. Registration and seating will begin at 12:30 p.m., Eastern Time. Cameras, recording devices and other electronic devices will not be permitted at the meeting. You may obtain directions to the meeting place by calling our corporate offices at (614) 289-5360.

Please note that if you hold your shares in “street name” (that is, beneficially through a broker or other nominee), you will also need to bring a copy of your voting instruction card or a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

Q	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A
If you hold shares beneficially in street name, in order to ensure your shares are voted, you must provide voting instructions to your broker. If you do not provide timely voting instructions to your broker, whether your shares can be voted by such person depends on the type of item being considered for vote. Your broker will have the discretion to vote your shares on “routine” matters, but your broker will be able to vote your shares on “non-routine” matters only if you provide instructions on how to vote. Therefore, you should follow the directions provided by your broker regarding instructions to vote your shares. The ratification of KMPG LLP as our independent registered public accounting firm for 2018 is the only routine matter on which your broker will have discretionary voting authority. All other matters to be voted on at the Annual Meeting are “non-routine” and thus non-discretionary for voting purposes.

Q	Can I change my vote or revoke my proxy after I have mailed my proxy card?

A	Yes, you can revoke your proxy at any time before your proxy is voted at the Annual Meeting. You can do this in one of three ways:
First, you can send a written notice to the General Counsel, Compliance Officer and Secretary at our headquarters stating that you would like to revoke your proxy.
Second, you can complete and submit a later dated proxy.
Third, you can attend the Annual Meeting and vote in person.

Simply attending the meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions you received from your broker to revoke your proxy.

Q	What items of business will be voted on at the Annual Meeting?

A
We are holding the Annual Meeting in order to: (1) elect seven director nominees to hold office until the 2019 Annual Meeting of Stockholders; (2) vote on a non-binding advisory proposal on the compensation of the named executive officers; (3) approve the amendment to the Amended and Restated Certificate of Incorporation of the Company to provide that directors may be removed from the Board with or without cause by the affirmative vote of the holders of at least 66 and 2/3% of the Company’s outstanding common stock; and (4) ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2018.

i

Q	Will there be any matters voted upon at the Annual Meeting other than those specified in the Notice of Annual Meeting?

A
Our Board of Directors does not know of any matters other than those discussed in this proxy statement that will be presented at the Annual Meeting. If other matters are properly brought before the meeting and we do not have notice of these matters within a specified time prior to the Annual Meeting, all proxies will be voted in accordance with the recommendations of our Board of Directors. If for any reason any of the nominees is not available as a candidate for director, the person named as proxy holder will have the discretion to vote for such other candidate or candidates as may be nominated by the Board of Directors.

Q	How are votes counted?

A
Stockholders of record of our common stock as of the close of business on March 28, 2018 are entitled to vote at the annual meeting. As of March 28, 2018, there were 31,004,524 shares of common stock outstanding. The presence in person or by proxy of a majority of the outstanding shares of common stock will constitute a quorum for the transaction of business. Each share of common stock is entitled to one vote on each matter to come before the Annual Meeting. Under Delaware law, if you have returned a valid proxy or attend the meeting in person, but abstain from voting, your shares will nevertheless be treated as present and entitled to vote. Your shares, therefore, will be counted in determining the existence of a quorum and, even though you have abstained from voting, will have the effect of a vote against the approval of the amendment to the Amended and Restated Certificate of Incorporation of the Company to eliminate certain restrictions on the removal of directors. Abstentions will have no effect on the outcome of the other proposals Under Delaware law, “broker non-votes”, as defined later in this proxy statement, are also counted for purposes of determining whether a quorum is present. Broker non-votes will have no effect on the outcome of any proposal to be voted on at the Annual Meeting except on the approval of the amendment to the Amended and Restated Certificate of Incorporation of the Company to eliminate certain restrictions on the removal of directors, as to which broker non-votes will have the same effect as a vote against such proposal.

Q	How are proxies being solicited and who pays for the solicitation of proxies?

A
Initially, we will solicit proxies by mail. Our directors, officers and employees may also solicit proxies in person or by telephone without additional compensation. We will pay all expenses of solicitation of proxies.

Q	Can I access this proxy statement and the Company’s 2017 Annual Report on Form 10-K electronically?

A
The proxy statement and our 2017 Annual Report on Form 10-K are available through the investor page on our website at www.cvgrp.com/proxy and through our transfer agent’s website at www.edocumentview.com/cvgi.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON THURSDAY, MAY 17, 2018.
This proxy statement and our 2017 Annual Report are available at www.cvgrp.com/proxy and www.edocumentview.com/cvgi.

ii

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Commercial Vehicle Group, Inc., a Delaware corporation (“CVG” or "Company"), of proxies for use in voting at the Annual Meeting of Stockholders scheduled to be held on May 17, 2018 and at any postponement(s) or adjournment(s) thereof. This proxy statement and the related proxy card are being mailed to holders of our common stock, commencing on or about April 13, 2018. References in this proxy statement to “Company”, “we”, “our”, or “us” refer to CVG, unless otherwise noted.
Voting and Revocability of Proxies
When proxies are properly dated, executed and returned, the shares they represent will be voted as directed by the stockholder on all matters properly coming before the Annual Meeting.
Where specific choices are not indicated on a valid proxy, the shares represented by such proxies received will be voted:

1.	FOR the election of the nominees for directors named in this proxy statement;

2.	FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement;

3.
FOR the approval of the amendment to the Amended and Restated Certificate of Incorporation of the Company to provide that directors may be removed from the Board with or without cause by the affirmative vote of the holders of at least 66 and 2/3% of the Company’s outstanding common stock; and

4.	FOR the ratification of the appointment of KPMG LLP as independent registered public accounting firm for fiscal 2018.
In addition, if other matters are properly brought before the Annual Meeting and we do not have notice of these matters within a reasonable time prior to the Annual Meeting, all proxies will be voted in accordance with the discretion of the persons appointed as proxies in the proxy card. If for any reason any of the nominees is not available as a candidate for director, the persons named as proxy holder will have the discretion to vote for such other candidate or candidates as may be nominated by the Board of Directors.
Returning your completed proxy will not prevent you from voting in person at the Annual Meeting should you be present and desire to do so; provided that if you have instructed a broker to vote your shares, you must follow the directions you received from your broker to change your vote. In addition, your proxy may be revoked at any time prior to its exercise either by giving written notice to our General Counsel, Compliance Officer and Secretary prior to the Annual Meeting, by submission of a later-dated proxy or attending the Annual Meeting and voting in person.
At the Annual Meeting, the inspector of election will determine the presence of a quorum and will tabulate the results of the stockholders’ voting. The presence of a quorum is required to transact the business proposed to be transacted at the Annual Meeting. The presence in person or by proxy of holders of a majority of the outstanding shares of common stock entitled to vote will constitute the necessary quorum for any business to be transacted at the Annual Meeting. In accordance with the General Corporation Law of the State of Delaware (the “DGCL”), properly executed proxies marked “abstain”, as well as proxies held in street name by brokers for which the beneficial owner does not provide voting instructions on non-routine matters (“broker non-votes”), will be considered “present” for the purposes of determining whether a quorum has been achieved at the Annual Meeting.
The seven nominees for director receiving the greatest number of votes cast at the Annual Meeting in person or by proxy will be elected. Consequently, any shares of common stock present in person or by proxy at the Annual Meeting but not voted for any reason, including abstentions and broker non-votes, have no impact in the election of directors, except to the extent that the failure to vote for an individual may result in another individual receiving a larger number or percentage of votes. Stockholders have no right to cumulative voting as to any matter, including the election of directors.
The proposal to approve, on a non-binding advisory basis, the compensation of our named executive officers and the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2018 require the favorable vote of the holders of a majority of the shares of common stock present either in person or by proxy at the Annual Meeting and entitled to vote on the matter. Abstentions and broker non-votes in respect of these proposals have no effect on the outcome of the vote.
The proposal to approve the amendment to the Amended and Restated Certificate of Incorporation of the Company to provide that directors may be removed from the Board with or without cause by the affirmative vote of the holders of at least 66 and 2/3% of the Company’s outstanding common stock requires the affirmative vote of at least 66 and 2/3% of the shares of the Company’s common stock outstanding on the record date entitled to vote at the Annual Meeting. Abstentions are treated as present and entitled to vote and, therefore, have the effect of a vote against this proposal. ”Broker non-votes” in respect of such proposal are not counted for purposes of determining whether such proposal has received the requisite approval but are treated as present and entitled to vote and, therefore, have the effect of a vote against this proposal.
Record Date and Share Ownership
Only stockholders of record of the common stock on our books at the close of business on March 28, 2018 will be entitled to vote at the Annual Meeting. On that date, we had 31,004,524 shares of common stock outstanding. A list of our stockholders will be open to the examination of any stockholders, for any purpose germane to the meeting, at our headquarters, located at 7800 Walton Parkway, New Albany, OH 43054, for a period of ten (10) days prior to the meeting. Each share of common stock entitles the holder thereof to one vote on all matters submitted to stockholders.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Our Board currently consists of seven members. The Board has nominated seven nominees -- Scott C. Arves, Harold C. Bevis, Roger L. Fix, Robert C. Griffin, Patrick E. Miller, Wayne M. Rancourt, and Richard A. Snell -- for election as directors at the Annual Meeting, and such nominees will, if elected, serve for a term expiring at the annual meeting of stockholders in 2019. Each of the director nominees has agreed to be named in this proxy statement and to serve as director if elected and has been nominated by the Board, following a recommendation by the Nominating and Corporate Governance Committee. All seven nominees currently serve as directors of the Company. In the event any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting (which is not anticipated), the persons named on the enclosed proxy card as proxy holders will have the discretion to vote for such other candidate or candidates as may be nominated by the Board of Directors.

Subject to rights of holders of any series of preferred stock to fill newly created directorships or vacancies, any newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the Board resulting from death, resignation, disqualification or removal for cause will be filled by the Board provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director.
Information regarding our director nominees is set forth below:

Name	Age	Position
Richard A. Snell(4)	76	Chairman and Director
Patrick E. Miller	50	President, Chief Executive Officer and Director
Scott C. Arves(1)(3)(4)	61	Director
Harold C. Bevis(1)(2)(4)	58	Director
Roger L. Fix(1)(3)(4)	64	Director
Robert C. Griffin(1)(2)(4)	70	Director
Wayne M. Rancourt(2)(3)(4)	55	Director

(1)	Member of the Compensation Committee.

(2)	Member of the Audit Committee.

(3)	Member of the Nominating and Corporate Governance Committee.

(4)	Independent Director as defined in Rule 5605(a)(2) of the Marketplace Rules of the NASDAQ Stock Market (“NASDAQ Marketplace Rules”).

There are no family relationships between or among any of our directors or executive officers. Stock ownership information is shown under the heading “Security Ownership of Certain Beneficial Owners and Management” and is based upon information furnished by the respective individuals.
Our directors draw on their leadership experience from a wide variety of industries and their expertise in manufacturing, operations, financial and compliance matters to serve our company and our stockholders. The directors also serve as counselors to and critics of management.
Director Nominees
Richard A. Snell has served as a Director since August 2004 and as Chairman since March 2010. He served as Chairman and Chief Executive Officer of Qualitor, Inc. from May 2005 until April 2015 and as an Operating Partner at HCI Partners from 2003 to December 2015. Mr. Snell served as Chairman and Chief Executive Officer of Federal-Mogul Corporation, an automotive parts manufacturer, where he served from 1996 to 2000, and as Chief Executive Officer at Tenneco Automotive, also an automotive parts manufacturer, where he was employed from 1987 to 1996. Mr. Snell served as a Director of Schneider National, Inc., a multi-national trucking company, and as a member of their Compensation and Governance Committees from 1996 to 2011.
Patrick E. Miller has served as our President and Chief Executive Officer and as a Director since November 2015. Mr. Miller, who previously was President of the Company’s Global Truck & Bus Segment, has been with the Company since 2005. During this time, he served in the capacity of Senior Vice President & General Manager of Aftermarket; Senior Vice President of Global Purchasing; Vice President of Global Sales; Vice President & General Manager of North American Truck and Vice President & General Manager of Structures. Prior to joining the Company, Mr. Miller held engineering, sales, and operational leadership positions with Hayes Lemmerz International, Alcoa, Inc. and ArvinMeritor. He earned a Bachelor of Science in Industrial Engineering from Purdue University and a Masters of Business Administration from the Harvard University Graduate School of Business.
Scott C. Arves has served as a Director since July 2005. From January 2007 to June 2015, Mr. Arves served as President and Chief Executive Officer of Transport America, a truckload, intermodal and logistics provider. Prior to joining Transport America, Mr. Arves was President of Transportation for Schneider National, Inc., a provider of transportation, logistics and related services, from May 2000 to July 2006. Mr. Arves brings over 30 years of transportation experience to his role as Director, including 19 years of P&L experience and 16 years as a Division President or Chief Executive Officer.  Mr. Arves also serves on the board of TFI International, a North American leader in the transportation and logistics industry.
Harold Bevis has served as a Director since June 2014. He has 25 years of business leadership experience, including 15 years as a chief executive officer. He was a business leader at both GE and Emerson Electric. He has led or directed 8 businesses in 6 industries, 148 plants in 22 countries, 12 new business/new plant startups, 11 acquisitions, and 24 business/plant expansions. Mr. Bevis is currently President of OmniMax International, a portfolio of building products businesses, since October 2017. Mr. Bevis has served as a Director of Boxlight Corporation since March 2018, including service as Chairman of its Nominating and Corporate Governance Committee. Mr. Bevis earned a BS degree in industrial engineering from Iowa State University and an MBA degree from Columbia Business School. He is a member of the National Association of Corporate Directors and has served on 5 Boards of Directors.
Roger L. Fix has served as a Director since June 2014. He served as a member of the board of directors of Standex International Corporation from 2001 until 2017, when he retired from the Standex board. He served as Non-Executive Chairman from 2014 to 2016, and President and Chief Executive Officer of Standex from 2003 to 2014. He was Standex’s President and Chief Operating Officer from 2001 to 2003. Prior to joining Standex, Mr. Fix held a number of general management positions at Emerson Electric, the TI Group, plc and TRW over a period of more than 20 years. Mr. Fix has served as a Director of Flowserve Corporation since 2006, including service as Chairman of its Corporate Nominating and Governance Committee and a member of its Audit Committee. Mr. Fix currently serves as the Chairman of the Board of Flowserve Corporation. Mr. Fix earned a master’s degree in mechanical engineering from the University of Texas and a bachelor-of-science degree in mechanical engineering from the University of Nebraska.
Robert C. Griffin has served as a Director since July 2005. His career spanned over 25 years in the financial sector, including Head of Investment Banking Americas and Management Committee Member for Barclay’s Capital from 2000 to 2002. Prior to that, Mr. Griffin served as the Global Head of Financial Sponsor Coverage for Bank of America Securities and a member of its Montgomery Securities Subsidiary Management Committee from 1998 to 2000 and as Group Executive Vice President of Bank of America and a member of its Senior Management Committee from 1997 to 1998. Mr. Griffin served as a Director of GSE Holdings, Inc., from December 2011 to August 2014 where he was Chairman of the Board and a member of the Compensation Committee and the Nominating and Corporate Governance Committee. Mr. Griffin served as a Director of The J.G. Wentworth Company where he was Chairman of the Audit Committee from October 2013 to January 2018. Mr. Griffin serves as a Director of

Builders FirstSource, Inc., where he is Chairman of the Audit Committee, a member of the Compensation Committee and the Nominating Committee and was Chairman of their Special Committee in 2009 and 2015. Mr. Griffin brings strong financial and management expertise to our Board through his experience as an officer and director of a public company, service on other boards and his senior leadership tenure within the financial industry.
Wayne Rancourt has served as a Director since July 2016. Mr. Rancourt has served as Executive Vice President, Chief Financial Officer & Treasurer of Boise Cascade Company since August 2009, a $4.4 billion in revenues North American based manufacturing and distribution company. Mr. Rancourt has over 30 years of experience in various finance roles including chief financial officer, treasurer, investor relations, strategic planning, as well as internal audit. Mr. Rancourt received a bachelor of science degree in Accounting from Central Washington University. Mr. Rancourt brings strong financial expertise to the Board through his experience in various finance roles.

Corporate Governance

Independent Directors and Leadership Structure

The Board has determined that Messrs. Arves, Bevis, Fix, Griffin, Rancourt, and Snell are independent directors, as independence is defined in Rule 5605(a)(2) of the NASDAQ Stock Market (“NASDAQ”) Marketplace Rules. The Board has not adopted categorical standards in making its determination of independence and instead relies on standards set forth in the NASDAQ Marketplace Rules. In making this determination, the Board considered all provisions of the definition in the standards set forth in the NASDAQ Marketplace Rules. Each member of the Audit Committee of the Board meets the heightened independence standards required for audit committee members under the NASDAQ Marketplace Rules and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Our Board structure provides for an independent, non-executive chairman whose principal responsibility to our Company is leading the Board, thereby allowing our President and CEO to focus on running our Company. We are confident that this structure is optimal at this time as it allows the President and CEO to devote his full attention and energy to the challenges of managing the business while the chairman facilitates board activities and the flow of information between management and the Board.

Our Board currently has six independent members and one non-independent member, our President and CEO. Collectively, these individuals offer decades of relevant industry expertise, executive management experience and governance expertise. A number of our independent board members also serve, or have served, as members of senior management or as directors of other public companies. We have three board committees consisting entirely of independent directors, each of which is chaired by a different director. We believe the independence of all but our President and CEO and background of the individuals who comprise our Board, along with the oversight of a non-executive chairman, offers our Company and our stockholders diverse leadership and governance experience, including manufacturing, transportation, logistics, and finance.

Our independent directors hold regularly scheduled meetings in executive session, at which only independent directors are present. As provided in our Nominating and Corporate Governance Committee charter, the Chairman of the Nominating and Corporate Governance Committee serves as chairman of the meetings of the independent directors in executive session. Stockholders and third parties may communicate with our independent directors through the Chairman of the Nominating and Corporate Governance Committee, c/o Aneezal H. Mohamed, General Counsel, Compliance Officer and Secretary, Commercial Vehicle Group, Inc., 7800 Walton Parkway, New Albany, Ohio 43054. During 2017, our independent directors met in executive session four times. As of the date of this proxy statement, our independent directors have met in executive session once in 2018.

Corporate Governance Guidelines
The Board adopted corporate governance guidelines on March 8, 2011, upon the recommendation of the Nominating and Corporate Governance Committee, which guidelines were amended most recently in March 2017. The guidelines are posted on our website at www.cvgrp.com.

We will continue to review and examine our corporate governance policies and leadership structure on an annual basis in light of our changing needs.

The Role of the Board in Risk Oversight
As provided in our Audit Committee Charter, the Audit Committee is primarily responsible for overseeing our risk management processes on behalf of the full Board. The Audit Committee reviews and evaluates our risk management policies with respect to our business strategy, capital strength and overall risk tolerance. On a periodic basis, the Audit Committee evaluates and discusses with management our risk assessment and risk management policies, including the internal system to review operational risks, procedures for investment and trading, and safeguards to ensure compliance with procedures. The Audit Committee reports regularly to the full Board about these matters. The Audit Committee and the full Board consider our risk profile and focus on the most significant risk factors facing us to ensure that all material risks are identified and appropriate risk mitigation measures are implemented. The Audit Committee and the full Board work with management to oversee the day-to-day application of risk management policies and protocols, including controls over cash and investments, currency exposures and interest rate and commodities risks.
Meetings of the Board and its Committees
The Board held four regular quarterly meetings and one telephonic meeting during fiscal year 2017. The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each director is expected to attend each meeting of the Board and those committees on which he serves. In addition to meetings, the Board and its committees review and act upon matters through written consent actions. All of the directors who were serving on the Board in 2017, attended 100% of the meetings of the Board and committees for which they served. The Board has a policy that members of the Board are encouraged to attend annual meetings of stockholders. All of the directors who were then serving on the Board attended the 2017 Annual Meeting of Stockholders.
Audit Committee
Our Audit Committee is comprised of Messrs. Bevis, Griffin (Chairman), and Rancourt, all of whom are independent under the heightened independence standard required for audit committee members by the NASDAQ Marketplace Rules and Rule 10A-3 under the Exchange Act. Each of Messrs. Bevis, Rancourt, and Griffin qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K under the Exchange Act. The Audit Committee is responsible for:

•	The appointment, retention and oversight of the work of the independent registered public accounting firm engaged for the purpose of preparing and issuing an audit report;

•	Reviewing the independence of the independent registered public accounting firm and taking, or recommending that our Board take, appropriate action to oversee their independence;

•	Approving, in advance, all audit and non-audit services to be performed by the independent registered public accounting firm;

•	Overseeing our accounting and financial reporting processes and the audits of our financial statements;

•
Establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal control or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	Engaging independent counsel and other advisors as the Audit Committee deems necessary;

•	Determining compensation of the independent registered public accounting firm, compensation of advisors hired by the Audit Committee and ordinary administrative expenses;

•	Reviewing and assessing the adequacy of its formal written charter on an annual basis; and

•	Such other matters that are designated by the Audit Committee charter or our Board.
Our Board adopted a written charter for our Audit Committee, which is posted on our website at www.cvgrp.com. The Audit Committee met eight times during fiscal 2017.
KPMG LLP currently serves as our independent registered public accounting firm.
Compensation Committee
The Compensation Committee is comprised of Messrs. Arves (Chairman), Bevis, Fix, and Griffin, all of whom are independent as independence is defined by Rule 5605(a)(2) of the NASDAQ Marketplace Rules. The Compensation Committee is responsible for:

•	Reviewing the performance of the President and CEO on an annual basis;

•	Reviewing and determining the compensation of the President and CEO and all other executive officers;

•	Reviewing our compensation policies and programs to ensure they are aligned with corporate objectives;

•
Overseeing the design and administration of our equity-based and incentive compensation plans, including the Amended and Restated Commercial Vehicle Group, Inc. 2014 Equity Incentive Plan (the “2014 Equity Incentive Plan”) and the Fourth Amended and Restated Equity Incentive Plan (the “Prior Plan”);

•
Reviewing and discussing with management the Compensation Discussion and Analysis section of this proxy statement and recommending to the Board whether the Compensation Discussion and Analysis should be included in our annual proxy statement;

•	Reviewing and assessing risks associated with the Company’s compensation policies and practices;

•	Reviewing and considering the results of the most recent say-on-pay vote in evaluating and determining executive compensation; and

•	Such other matters that are designated by the Compensation Committee charter or our Board.
Our Board adopted a written charter for our Compensation Committee, which is posted on our website at www.cvgrp.com. The Compensation Committee met four times during fiscal year 2017.
Compensation Committee Interaction with Compensation Consultants

During 2017, the Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”), an executive compensation consulting firm. Meridian has been serving in an advisory capacity since August 2016 to assist with the Compensation Committee’s review of the compensation programs for our executive officers, non-employee directors and various aspects of this proxy statement. The Compensation Committee continues to retain Meridian in an advisory capacity relating to executive compensation, including the review of this proxy statement. Although the Compensation Committee retains Meridian with Meridian reporting directly to the Chairman of the Compensation Committee, Meridian interacts directly with our executive officers when necessary and appropriate. Meridian’s advisory services included providing industry and compensation peer group benchmark data and presenting compensation plan design alternatives to the Compensation Committee for consideration. The Compensation Committee considered and assessed all factors specified under the applicable NASDAQ Marketplace Rules with respect to advisor independence and determined that Meridian was an independent executive compensation firm whose scope of work is limited to research and advisory services related to executive compensation, including the review of this proxy statement. Based on this review, we are not aware of any conflict of interest that has been raised by the work performed by Meridian. In 2017, the Company paid Meridian $49,887 in fees and $336 in expenses.

Compensation Committee Interaction With Management
Certain of our officers, including but not limited to, our President and CEO, Chief Financial Officer and Chief Human Resources Officer, may from time to time attend Compensation Committee meetings when executive compensation, company performance, team performance, individual performance or other matters are discussed and evaluated by Compensation Committee members. The executive officers are asked for their insights, ideas and recommendations on executive compensation matters during these meetings or at other times, and also provide updates on financial performance, mergers and acquisitions, industry status and other factors that the Compensation Committee may consider when making decisions regarding our executive compensation programs.
The Chairman of the Compensation Committee met with our President and CEO in the first quarter of 2018 to discuss his performance and a written performance appraisal of our President and CEO was completed for 2017.
Compensation Policies and Practices

The philosophy behind our compensation structure for incentive eligible employees does not create risks that are reasonably likely to have a material adverse effect on the Company. The performance goals and objectives on which incentive awards are tied may include product development, revenue growth, cash flow, operating and cost objectives and initiatives to encourage assertiveness and ingenuity, in each case without rewarding excessive or unnecessary risk taking. Bonus eligibility for 2017 was based solely on consolidated financial performance goals. The financial performance metrics designated by the Compensation Committee for the 2017 annual incentive plan was based upon our Revenues, operating profit margin and return on average invested capital (“ROAIC”). Revenues and Operating Profit Margin are defined as used in our financial statements, adjusted for certain items. ROAIC is determined by dividing net income as shown in the Company’s audited financial statements by the average of the beginning and ending values of net debt plus stockholders’ equity as shown in the Company’s audited financial statements for the fiscal year ending December 31, 2017, adjusted for certain items. The Compensation Committee sets a maximum limit on incentive award opportunities. The Compensation Committee has also adopted executive stock ownership guidelines, anti-hedging policies, and a Clawback Policy to further mitigate inappropriate risk taking.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee consists of Messrs. Arves, Fix (Chairman), and Rancourt, all of whom are independent, as independence is defined by Rule 5605(a)(2) of the NASDAQ Marketplace Rules. The Nominating and Corporate Governance Committee is responsible for:

•	Selecting, or recommending to our Board for selection, nominees for election to our Board;

•	Making recommendations to our Board regarding the size and composition of the Board, committee structure and makeup, and retirement procedures affecting Board members;

•	Monitoring our performance in meeting our obligations of fairness in internal and external matters and our principles of corporate governance; and

•	Such other matters that are designated by the Nominating and Corporate Governance Committee charter or our Board.
Our Board adopted a written charter for our Nominating and Corporate Governance Committee, which is posted on our website at www.cvgrp.com. The Nominating and Corporate Governance Committee met two times during fiscal year 2017.
The Nominating and Corporate Governance Committee will consider as potential nominees individuals for board membership properly recommended by stockholders. Recommendations concerning individuals proposed for consideration should be addressed to the Nominating and Corporate Governance Committee, c/o Aneezal H. Mohamed, General Counsel, Compliance Officer and Secretary, Commercial Vehicle Group, Inc., 7800 Walton Parkway, New Albany, Ohio 43054. Each recommendation should include a personal biography of the suggested nominee, an indication of the background or experience that qualifies the person for consideration, and a statement that the person has agreed to serve if nominated and elected. Stockholders who themselves wish to effectively nominate a person for election to the Board, as contrasted with recommending a potential nominee to the Nominating and Corporate Governance Committee for its consideration, are required to comply with the advance notice and other requirements set forth in our by-laws and described below under "Submission of Stockholders' Proposals and Additional Information".
The Nominating and Corporate Governance Committee has used, to date, both an informal process and a formal process to identify potential candidates for nomination as directors. In the informal process, candidates for nomination have been recommended by an executive officer or director, and considered by the Nominating and Corporate Governance Committee and the Board. In the formal process, the Nominating and Corporate Governance Committee has retained an executive search firm to identify potential candidates for consideration by the Nominating and Corporate Governance Committee and the Board. Generally, candidates have significant business experience. As noted above, the Nominating and Corporate Governance Committee considers properly submitted stockholder recommendations for candidates for the Board. The Nominating and Corporate Governance Committee has established criteria that identify desirable experience for prospective Board members, including experience as an officer in a public or substantial private company, breadth of knowledge about issues affecting CVG or our industry, expertise in finance, logistics, manufacturing, law, human resources or marketing. While the Nominating and Corporate Governance Committee does not have a formal diversity policy with respect to nominees, the Nominating and Corporate Governance Committee shares our commitment to an inclusive culture and endorses equal opportunity principles and practices that support these values. Accordingly, the Nominating and Corporate Governance Committee may consider whether a potential nominee, if elected, assists in achieving a mix of Board members that represent a diversity of background and experience. The Nominating and Corporate Governance Committee believes that the backgrounds and qualifications of its directors, as a group, should provide a broad mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. The Nominating and Corporate Governance Committee is committed to nondiscrimination in its selection practices and makes decisions solely on the basis of skills, qualifications and experience. Personal attributes for prospective Board members include integrity and sound ethical character, absence of legal or regulatory impediments, absence of conflicts of interest, demonstrated track record of achievement, ability to act in an oversight capacity, appreciation for the issues confronting a public company, adequate time to devote to the Board and its committees and willingness to assume broad fiduciary responsibilities on behalf of all stockholders. The Nominating and Corporate Governance Committee does not evaluate potential nominees for director differently based on whether they are recommended to the Nominating and Corporate Governance Committee by officers or directors of CVG or by an executive search firm or by a stockholder. The Nominating and Corporate Governance Committee considers a director’s past attendance record, participation and contribution to the Board in considering whether to recommend the reelection of such director.
Communication with the Board
Stockholders and other interested parties may communicate with the Board, including the independent directors, as a group or with individual directors, by sending written communications to the directors c/o Aneezal H. Mohamed, General Counsel, Compliance Officer and Secretary, Commercial Vehicle Group, Inc., 7800 Walton Parkway, New Albany, Ohio 43054. All such communications will be forwarded to the appropriate directors.
Company Code of Ethics
The Board has adopted a Code of Ethics that applies to the Company’s directors, officers and employees. A copy of the Code of Ethics is posted on our website at www.cvgrp.com. If we waive any provision of our Code of Ethics for our Board or our named executive officers or make material changes to our Code of Ethics, we will disclose that fact on our website within four business days.
Insider Trading Policy
We adopted a corporate policy regarding insider trading and Section 16 reporting that applies to our directors, executive officers and employees. This policy prohibits trading in our common stock under certain circumstances, including while in possession of material, non-public information about us. A copy of the Insider Trading Policy is posted on our website at www.cvgrp.com.
Clawback Policy on Incentive Compensation and Other Equity Grants Upon the Material Restatement of Financial Statements
Our Board has adopted a clawback policy stating that, if any Section 16 officer of the Company engages in any fraud, misconduct or other bad-faith action that, directly or indirectly, causes or contributes to the need for a material accounting restatement of previously filed financial statements for any period as to which a performance based award or other equity grant was made based on the financial results that the Company subsequently restates, such award in excess of what would have been paid without the restatement, made to all Section 16 officers, shall be subject to reduction, cancellation or reimbursement to the Company at the Board’s discretion. A copy of the Clawback Policy is posted on our website at www.cvgrp.com.
Board Policy on Stockholder Rights Plans
The Board has adopted a policy on stockholder rights plans. Pursuant to the policy, our Board will seek and obtain prior stockholder approval of any new stockholder rights plan, unless a majority of the independent directors, in the exercise of their fiduciary duties, deem it to be in our best interests and in the best interests of our stockholders to adopt a stockholder rights plan without the delay in adoption that would arise from obtaining stockholder approval. If the Board so adopts a stockholder rights plan without obtaining prior stockholder approval, the Board will submit the stockholder rights plan to the stockholders for ratification and approval within one year of the Board’s adoption of the plan, or else the stockholder rights plan will automatically expire, without being renewed or replaced, on the first anniversary of the adoption of the stockholder rights plan by the Board. If presented by the Board for stockholder approval at a meeting of the stockholders and not approved by the stockholders, the plan will expire upon the certification of the voting results of such stockholders meeting. A copy of the plan policy is posted on our website at www.cvgrp.com.

Recommendation of the Board
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED ABOVE.
Vote Required
The seven persons receiving the highest number of FOR votes of shares present in person or represented by proxy at the Annual Meeting will be elected. A vote to “WITHHOLD” on the election of directors and broker non-votes will have no effect on the outcome of the election of directors.

PROPOSAL NO. 2 - NON-BINDING, ADVISORY VOTE TO APPROVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

At the Annual Meeting, in accordance with the requirements of Section 14A of the Exchange Act and the related rules of the Securities and Exchange Commission (“SEC”), our stockholders will vote on a non-binding, advisory proposal regarding the compensation of our named executive officers.

We believe that our compensation policies and procedures are competitive, focused on pay-for-performance and aligned with the long-term interests of our stockholders. This advisory stockholder vote, commonly known as “Say-on-Pay”, gives you as a stockholder the opportunity on an annual basis to endorse or not endorse the compensation we pay our named executive officers through voting for or against the following resolution:

“Resolved, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s proxy statement for the Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

The Compensation Committee remains committed to the compensation philosophy, policies and objectives outlined under the heading “Compensation Discussion and Analysis” in this proxy statement. As always, the Compensation Committee will continue to review all elements of the executive compensation program and take any steps it deems necessary to continue to fulfill the objectives of the program.

Stockholders are encouraged to carefully review the Compensation Discussion and Analysis section of this proxy statement for a detailed discussion of the Company’s executive compensation program.

Because your vote is advisory, it will not be binding upon the Company or the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.
Recommendation of the Board
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE NON-BINDING, ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.
Vote Requirement
The approval of the resolution to approve, on a non-binding, advisory basis, the compensation of our named executive officers requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and voting on the matter. Abstentions and broker non-votes will have no effect on the outcome of the vote.
PROPOSAL NO. 3 - AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO PROVIDE THAT DIRECTORS MAY BE REMOVED FROM THE BOARD WITH OR WITHOUT CAUSE

The Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) currently provides that directors may be removed by the stockholders only for cause and only by the affirmative vote of the holders of at least 66 and 2/3% of the Company’s outstanding common stock. The Court of Chancery of the State of Delaware recently held in a case construing the certificate of incorporation of another Delaware corporation that if a Delaware corporation has neither a staggered board nor provides for cumulative voting in the election of directors, provisions of the corporation’s certificate of incorporation and bylaws providing that directors may be removed only “for cause” are contrary to Section 141(k) of the General Corporation Law of the State of Delaware and are therefore invalid and unenforceable. While this was not a decision by the Delaware Supreme Court, because the Company no longer has a staggered board and does not have cumulative voting in the election of directors, the decision raises a question whether the portion of Section D of Article V of the Certificate of Incorporation which provides that directors may be removed by the stockholders only for cause is valid and enforceable. After review of Section D of Article V of the Certificate of Incorporation, the Board has determined that it is advisable and in the best interests of the Company and its stockholders to amend Section D of Article V of the Certificate of Incorporation so that directors can be removed by the stockholders either with or without cause. As a result, the Board has approved, and recommends that the stockholders approve, an amendment to the Certificate of Incorporation which provides that directors may be removed from office with or without cause only by the affirmative vote of the holders of at least 66 and 2/3% of the Company’s outstanding common stock.

If this proposal is approved by the requisite stockholder vote, the proposed amendment to the Certificate of Incorporation would become effective upon the filing of a Certificate of Amendment setting forth the amendment with the Secretary of State of the State of Delaware, which the Company would file promptly after the Annual Meeting. If this proposal is not so approved, the proposed amendment to the Certificate of Incorporation would not be made and the existing provisions of Section D of Article V of the Certificate of Incorporation will remain in effect.
The text of the proposed amendment, marked to show all of the changes proposed by this amendment against the current Certificate of Incorporation, with deletions indicated by strikeout and additions indicated by underlining, is attached to this proxy statement as Appendix A. The general description of the proposed amendment to the Certificate of Incorporation set forth above is qualified in its entirety by reference to the text of the amendment attached hereto as Appendix A.
Recommendation of the Board
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE AMENDMENT OF THE COMPANY’S CERTIFICATE OF INCORPORATION TO PROVIDE THAT DIRECTORS MAY BE REMOVED FROM THE BOARD WITH OR WITHOUT CAUSE BY THE AFFIRMATIVE VOTE OF HOLDERS OF AT LEAST 66 AND 2/3% OF THE COMPANY’S OUTSTANDING COMMON STOCK.
Vote Requirement

The approval of the amendment of the Company’s Amended and Restated Certificate of Incorporation to provide that directors may be removed from the Board with or without cause by the affirmative vote of the holders of at least 66 and 2/3% of the Company’s outstanding common stock requires the affirmative vote of the holders of at least 66 and 2/3% of the voting power of all outstanding shares of the Company entitled to vote generally in the election of directors. Abstentions are treated as present and entitled to vote and, therefore, have the effect of a vote against this proposal. ”Broker non-votes” in respect of such proposal are not counted for purposes of determining whether such proposal has received the requisite approval but are treated as present and entitled to vote and, therefore, have the effect of a vote against this proposal.
PROPOSAL NO. 4 - RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee is responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm and such firm reports directly to the Audit Committee. KPMG LLP has been retained as the Company’s independent registered public accounting firm continuously since 2012. The Audit Committee reviews the impact on the Company of changing the Company’s independent registered public accounting firm, qualifications, performance, fees and independence of KPMG LLP and considers whether KPMG LLP should be reappointed or whether a different independent registered public accounting firm should be appointed. SEC rules mandate that the independent auditor’s lead audit partner be rotated every five years. The process for the selection of the new lead audit partner includes a meeting between the Chairman of the Audit Committee and the candidate recommended by KPMG LLP for the role, as well as discussion by the full Audit Committee and management. The Audit Committee has appointed KPMG LLP as the independent registered public accounting firm to audit our financial statements and the internal control over financial reporting for the fiscal year ending December 31, 2018. In making the decision to appoint the independent registered public accounting firm, the Audit Committee has considered whether the provision of the non-audit services rendered by KPMG LLP is incompatible with maintaining that firm’s independence. Stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by our by-laws or other applicable legal requirement. However, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate governance practice. If the appointment of KPMG LLP is not ratified, the Audit Committee will evaluate the basis for the stockholders’ vote when determining whether to continue the firm’s engagement, but may ultimately determine to continue the engagement of the firm or another audit firm without re-submitting the matter to stockholders. Even if the appointment of KPMG LLP is ratified, the Audit Committee may in its sole discretion terminate the engagement of the firm and direct the appointment of another independent auditor at any time during the year if it determines that such an appointment would be in the best interests of the Company and our stockholders. It is expected that a representative of KPMG LLP will be present at the annual meeting, will be provided the opportunity to make a statement, and will be available to answer appropriate questions.
Principal Accountant Fees and Services
For fiscal years 2017 and 2016, the following fees were billed to us for the indicated services by KPMG LLP:

	2017	2016
Audit Fees	$1,542,050	$1,322,373
Audit-Related Fees	15,000	8,317
Tax Fees	173,000	158,159
All Other Fees	2,730	12,758
Total Independent Accountant’s Fees	$1,732,780	$1,501,607

Audit Fees.    Consist of fees billed for professional services rendered for the audit of our consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided in connection with statutory and regulatory filings or engagements.
Audit-Related Fees.    Consist of fees billed for services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits.
Tax Fees.    Consist of fees billed for professional services for tax compliance, tax consultation and tax planning. These services include assistance regarding federal, state and international tax compliance, customs and duties and international tax planning.
All Other Fees.    Consist of fees for services other than the services reported above.

Policy on Audit Committee Pre-Approval and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm
The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.
During fiscal year 2017, all services by our independent registered public accounting firm were pre-approved by the Audit Committee in accordance with this policy.
Recommendation of the Board
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018.
Vote Requirement
Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2018 requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and voting on the matter. Abstentions will have no effect on the outcome of the vote and broker non-votes will not be counted for purposes of determining whether this proposal has been approved.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Except as otherwise noted, the following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 28, 2018 by: (1) each of the named executive officers in the Summary Compensation Table; (2) each of our directors and director nominees; (3) all directors and executive officers as a group; and (4) each person or entity known to us to be the beneficial owner of more than five percent of our outstanding shares of common stock. All information with respect to beneficial ownership has been furnished to us by the respective director, director nominee, or executive officer, and in the case of five percent beneficial owner, as disclosed in a Schedule 13G or Form 4 (subsequent to the Schedule 13G) as filed with the SEC. Unless otherwise indicated, each person or entity named below has sole voting and investment power with respect to the number of shares set forth opposite his or its name.
The following table lists the number of shares and percentage of shares beneficially owned based on 31,004,524 shares of common stock outstanding as of March 28, 2018. Beneficial ownership of the common stock listed in the table has been determined in accordance with the applicable rules and regulations promulgated under the Exchange Act. There were no shares of common stock subject to options outstanding within 60 days of March 28, 2018.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage
5% Stockholders:
Arnold Siemer (1)	2,126,564	6.86%
Aristotle Capital Boston LLC (2)	2,044,600	6.59%
Renaissance Technologies LLC (3)	2,040,873	6.58%
Royce & Associates, LP (4)	2,014,283	6.49%
Dimensional Fund Advisors, LP (5)	1,634,938	5.27%
Directors and Named Executive Officers:
Patrick E. Miller (6)	297,023	1.00%
C. Timothy Trenary (7)	180,146	*
Greg R. Boese (8)	59,421	*
Dale M. McKillop (9)	52,530	*
Scott C. Arves (10)(11)	115,267	*
Harold C. Bevis (10)	55,897	*
Roger L. Fix (10)(12)	63,397	*
Robert C. Griffin (10)	66,775	*
Wayne Rancourt (10)	23,654	*
Richard A. Snell (10)(13)	125,267	*
All directors and executive officers as a group (10 persons)	1,039,377

* Denotes less than one percent.

(1)
Information reported is based on a Schedule 13G as filed with the SEC on January 26, 2018 on which Arnold B. Siemer reported sole voting and dispositive power over 2,126,564 shares of our common stock. The address for Mr. Siemer is 7795 Walton Parkway, Suite 175, New Albany, OH 43054.

(2)
Information reported is based on Amendment No. 1 to Schedule 13G as filed with the SEC on February 14, 2018 on which Aristotle Capital Boston LLC ("Aristotle") reported sole voting power over 691,072 shares, sole dispositive power over 974,008 shares, and shared dispositive power over 1,070,592 shares of our common stock as of December 31, 2017. Aristotle is an investment advisor and reported that all of the shares are owned by various investment advisory clients of Aristotle, which is deemed to be a beneficial owner of the reported shares due to its discretionary power to make investment decisions over such shares for its clients and/or its ability to vote such shares. The address for Aristotle is 125 Summer Street, Suite 1220, Boston, MA 02110.

(3)
Information reported is based on a Schedule 13G as filed with the SEC on February 14, 2018 on which Renaissance Technologies LLC and Renaissance Technologies Holding Corporation, which owns a majority interest in Renaissance Technologies LLC (collectively "Renaissance") reported sole voting power over 1,952,700 shares, sole dispositive power over 1,965,916 shares, and shared dispositive power over 74,957 shares of our common stock as of December 31, 2017. The address for Renaissance is 800 Third Avenue, New York, NY 10022.

(4)
Information reported is based on a Amendment No. 3 to Schedule 13G as filed with the SEC on January 22, 2018 on which Royce & Associates, LP ("Royce") reported sole voting and dispositive power over 2,014,283 shares of our common stock as of December 31, 2017. The address for Royce is 745 Fifth Avenue, New York, NY 10151.

(5)
Information reported is based on a Schedule 13G as filed with the SEC on February 9, 2018 on which Dimensional Fund Advisors, LP reported sole voting power over 1,553,252 shares and sole dispositive power over 1,634,938 shares of our common stock as of December 31, 2017. Dimensional Fund Advisors LP is a registered investment adviser that furnishes investment advice to four registered investment companies, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Dimensional Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Dimensional Funds. In its role as investment adviser, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities that are owned by the Dimensional Funds, and may be deemed to be the beneficial owner of the shares held by the Dimensional Funds. However, all these shares listed in this table are owned by the Dimensional Funds. Dimensional disclaims beneficial ownership of such securities. The address for Dimensional is Building One, 6300 Bee Cave Road, Austin, TX 78746.

(6)
Includes 36,008 shares of restricted stock that vest on October 20, 2018; 43,532 shares of restricted stock that vest in two equal annual installments on October 20, 2018 and 2019; and 35,751 shares of restricted stock that vest annually in three equal installments commencing on October 20, 2018.

(7)
Includes 25,091 shares of restricted stock that vest on October 20, 2018; 26,430 shares of restricted stock that vest in two equal annual installments on October 20, 2017 and 2018; and 21,961 shares of restricted stock that vest annually in three equal installments commencing on October 20, 2017.

(8)
Includes 5,411 shares of restricted stock that vest on October 20, 2018; 10,106 shares of restricted stock that vest in two equal annual installments on October 20, 2018 and 2019; and 8,465 shares of restricted stock that vest annually in three equal installments commencing on October 20, 2018.

(9)
Includes 5,367 shares of restricted stock that vest on October 20, 2018; 10,106 shares of restricted stock that vest in two equal annual installments on October 20, 2018 and 2019; and 8,465 shares of restricted stock that vest annually in three equal installments commencing on October 20, 2018.

(10)	Includes 7,661 shares of restricted stock that cliff vest on October 20, 2018.

(11)	Includes 1,335 shares directly held by Reporting Person; and 106,272 shares held by Scott C Arves and Karen K Arves Revocable Trust, with Reporting Person as trustee.

(12)	Also includes 7,500 shares held by the Roger L. Fix Revocable Trust, with Reporting Person as trustee.

(13)
Of these shares, 120,267 shares are held by the Snell Family Limited Partnership, of which Mr. Snell is a general partner, and 5,000 shares are held in a trust for the benefit of Mr. Snell’s children (with Reporting Person's wife as trustee and the Reporting Person disclaiming beneficial ownership).

EXECUTIVE COMPENSATION
Compensation Policies and Practices
Our compensation philosophy is based on the premise of attracting and retaining exceptional leaders who will deliver the Company’s annual business plan, execute the Company’s long term strategy and meet the expectations of our investors, customers, and employees. The Committee has a pay for performance philosophy that places a significant portion of each executive officer’s total compensation at risk each year. Our compensation plans do not create risks that are reasonably likely to have a material adverse effect on the Company. The performance goals and objectives to which incentive awards are tied may include product development, revenue growth, cash flow, operating and cost objectives, efficient use of capital, and strategic initiatives to encourage growth and innovation, in each case without rewarding excessive or unnecessary risk taking. Bonus eligibility for 2017 was based solely on consolidated financial performance goals. The financial performance metrics designated by the Compensation Committee for the 2017 annual incentive plan was based upon Revenues, Operating Profit Margin and ROAIC. Revenues and Operating Profit Margin are defined as used in our financial statements, adjusted for certain items. ROAIC is determined by dividing net income as shown in the Company’s audited financial statements by the average of the beginning and ending values of net debt plus stockholders’ equity as shown in the Company’s audited financial statements for the fiscal year ending December 31, 2017, adjusted for certain items. The Compensation Committee sets a maximum limit on incentive award opportunities. The Committee has also adopted executive stock ownership guidelines, an anti-hedging policy, and a Claw Back Policy to further mitigate inappropriate risk taking.

Compensation Discussion and Analysis
Executive Summary
This Executive Summary provides an overview of the 2017 compensation programs for our named executive officers (the “NEOs”) and should be read in conjunction with the complete Compensation Discussion and Analysis (“CD&A”) in this proxy statement. For 2017, our NEOs included Messrs.:

•	Patrick E. Miller, President and Chief Executive Officer (“President and CEO”);

•	C. Timothy Trenary, Executive Vice President and Chief Financial Officer;

•	Greg R. Boese, Senior Vice President and Managing Director Global Truck & Bus; and

•	Dale M. McKillop, Senior Vice President and Managing Director Global Truck & Bus

Our compensation programs are designed to balance annual and long-term organizational goals with the individual performance and contributions of the NEOs to ensure our NEOs’ compensation programs are closely aligned with the interests of our stockholders. Each NEO has a significant portion of total compensation which is at-risk in any given year, and each NEO receives long-term cash and equity awards to encourage their retention and further align their interests with those of our stockholders.
Throughout 2017, the Compensation Committee (as used in this section, the “Committee”) continued to place primary emphasis on long-term and at-risk incentive compensation as follows:

•	The Committee did not increase Mr. Miller’s base salary in 2017.

•	In May 2017, the Committee approved modest market adjustments to the base salaries of Messrs. Trenary, Boese and McKillop based on competitive benchmarks.

•
On March 9, 2017, the Committee adopted the Commercial Vehicle Group 2017 Bonus Plan (the “2017 Bonus Plan”) with the same incentive target award opportunities, expressed as a percent of salary, for the NEOs as the prior year plan.

•	The Committee adopted challenging performance goals for the 2017 Bonus Plan that were purely financial in nature, with a minimum threshold of performance required for the payment of incentive awards.

•	The Committee approved time-vested restricted stock awards for the NEOs comparable in value to the 2016 awards.

•
The Committee approved long-term cash incentive opportunities for the NEOs with targets comparable to the 2016 awards. Such awards are cliff vested and are tied to our total shareholder return (“Total Shareholder Return”) over a three-year performance period that runs from October 1, 2017 through September 30, 2020. The Committee tied the long-term cash incentive opportunities to our Total Shareholder Return relative to a peer group of 17 companies (the “Total Shareholder Return Peer Group”). The peer group was refreshed and expanded by the Committee in November of 2017 to better align the Company’s compensation peers in terms of industry, revenue and market capitalization.

•	The Committee continued its practice of enforcing stock ownership requirements for our NEOs to encourage a long term personal stake in the Company’s success.

At our 2017 Annual Meeting of Stockholders held on May 16, 2017, the compensation of our NEOs was approved, on an advisory basis, by approximately 98% of our stockholders who voted on the matter. The Committee considered the results of this vote, which it viewed as an endorsement of our executive compensation programs, but did not take any specific compensation actions in fiscal year 2017 in response to the executive compensation advisory vote. At the 2018 Annual Meeting of Stockholders, we will again hold an advisory vote to approve executive compensation.  The Committee will continue to consider the results of this vote and future advisory votes, which we view as an indicator of stockholder sentiment regarding our compensation philosophy, when contemplating executive compensation decisions.

In 2017, the key measures we used to determine our executives’ annual cash compensation were exclusively financial in nature and consisted of revenues, operating profit margin, and ROAIC, adjusted for certain charges or credits primarily associated with restructuring activities.

Compensation Philosophy, Objectives and Process
Compensation Philosophy and Objectives
Our executive compensation program is designed to align total compensation with the Company’s financial performance and each NEO’s individual contributions to the business, while also supporting our ability to attract and retain NEOs capable of having a significant impact on our success. Each NEO has a substantial portion of total compensation at-risk in any given year, and each NEO receives long-term cash and equity awards. This multi-year framework of cash and equity awards encourages executive retention and aligns the interests of our executives with those of our stockholders.
The specific objectives of our executive compensation program include:

•	Attracting and retaining highly-qualified executives who will contribute to our long-term success;

•	Linking executive compensation to the achievement of our short and long term operational, financial, and strategic objectives; and

•	Aligning executive compensation with each executive’s individual contributions, performance, and level of responsibility.

The Committee has structured our executive compensation programs based on these objectives, while also considering current economic and industry conditions. We seek to balance the consideration of those measures our NEOs directly influence with the cyclical market forces that the Company cannot control. Our executive compensation program generally includes annual and long-term incentive programs, and provides for cash and equity-based awards, as well as salary and benefit programs that are competitive within our industry and geographic footprint. In 2017, the Committee continued to employ a long-term executive compensation strategy that places primary emphasis on at-risk variable incentives and equity grants, including a long-term performance cash award tied to our Total Shareholder Return relative to an established peer group over a three year award period. The Committee is committed to paying executives for performance and rewarding an increase in long term shareholder value, while discouraging excessive risk taking. The Committee considers a number of factors when setting total compensation including market conditions, current business challenges, and long term strategic objectives. The Committee intends to continue to implement a compensation philosophy that places a greater emphasis on at-risk compensation tied to short and long term performance.
Our compensation philosophy is represented by those practices we support and those that we avoid, as detailed below.

What We Do ✓	What We Don’t Do ✗
We align pay with performance	We do not guarantee salary increases
We enforce share ownership policies	We do not utilize employment agreements, other than for the Chief Executive Officer
We prohibit hedging	We do not re-price underwater stock options
We prohibit holding our securities in margin accounts	We do not offer perquisites for our NEOs that differ materially from benefits available to our employees
We prohibit pledging our securities as collateral for loans	We do not provide tax gross ups for any benefits or perquisites
We enforce robust Non-Competition and Non-Solicitation provisions	We do not provide excise tax gross ups in our Change in Control Agreements
We have a formal claw back policy.	We do not offer a supplemental executive retirement program.

We typically set performance targets under our annual cash incentive compensation program such that NEOs receive their targeted annual compensation if our pre-determined performance targets are achieved. When performance exceeds the pre-determined targets, total compensation will generally be above targeted levels; and when performance is below the pre-determined targets, total compensation will generally be below targeted levels. Historically, annual incentive payments to our NEOs have demonstrated these outcomes, as overall performance and the corresponding compensation provided to our NEOs for 2017 and 2016 was above target levels, while overall performance and the compensation paid to our NEOs in 2012 and 2013 were below target levels. In 2014 and 2015, overall performance and compensation paid to our NEOs was generally at target.

Compensation Process

In 2017, the Committee considered the following factors, listed in order of importance, as part of the process by which it makes executive compensation determinations:

•	Our actual versus targeted performance against Revenue, Operating Profit Margin, and ROAIC, as adjusted;

•	Achievement of certain financial metrics and operational outcomes which, in the judgment of the Committee, contributed to our overall success for the particular year in question;

•	Evaluations of each individual NEO’s performance and contributions; and

•
The competitiveness of executive compensation as compared to compensation surveys compiled by Meridian. This analysis is performed on a periodic basis with the last analysis completed by Meridian in November 2016, based on a peer group consisting of manufacturing companies of comparable size.

Compensation Structure
Compensation Levels and Benchmarking

The Committee has engaged Meridian to assist with a periodic review and analysis of compensation data for comparable positions in similarly sized general manufacturing companies. The most recent analysis, prepared by Meridian in November 2016, incorporated data from a third party proprietary compensation surveys in addition to proxy data from the peer group. The examination and comparison of this data is an important component of the Committee’s review but does not serve as the sole basis for compensation decisions, and no formulaic methodology is used by the Committee when referring to such data in connection with executive compensation decisions.
Meridian assisted the Committee with the development of an updated and expanded peer group in November 2016 inasmuch as it serves as a foundational component of the Committee’s ongoing oversight and monitoring of executive compensation. Meridian used a scorecard approach and knowledge of the Company’s industry to identify the peers with the best fit in terms of size and business characteristics for inclusion in the refreshed peer group. In November 2017, the Committee reviewed and approved the following peer group for near term competitive benchmarking:

Altra Industrial Motion	L.B. Foster Company
American Railcar Industries, Inc.	LCI Industries
ASTEC Industries, Inc.	Modine Manufacturing
Columbus McKinnon Corporation	Shiloh Industries, Inc.
Dorman Products, Inc.	Spartan Motors Inc.
EnPro Industries, Inc.	Standard Motor Products
Federal Signal Corp.	Stoneridge, Inc.
Freightcar America, Inc.	Supreme Industries*
Gentherm, Inc.
*As an outcome of their acquisition in September, 2017 Supreme Industries will be excluded from the 2018 peer group but remained in the 2017 compensation benchmark peer group.
For 2017, the Committee generally targeted base salaries for our NEOs near the market 50th percentile (or median), and performance-based annual incentives with targets above the market median as compared to similarly situated executive officers in the compensation peer group and as reported within published executive compensation surveys for comparable organizations. Target Total Cash Compensation (salary and target annual cash incentives) is near or above the market median for our NEOs, consistent with our philosophy to pay above market incentive compensation only if annual performance goals are met.
The Committee believes this pay philosophy, with an emphasis on at-risk compensation, supports the attraction and retention of high caliber executives in a competitive market for executive talent.
Compensation Elements - Overview
The three principal compensation components for our NEOs are:

•	Base Salary;

•	Annual Incentive Compensation; and

•	Long-term Incentive Compensation.

Mr. Miller is party to an employment agreement, and Messrs. Trenary, Boese and McKillop are each a party to a Change-in-Control & Non-Competition Agreement that provides for payments upon certain termination of employment events. We have provided these agreements to encourage retention and continuity in the event of a Change-in-Control. We also provide a limited number of executive perquisites, as described below and in the accompanying tables and narrative disclosures, and retirement benefits as discussed below. The Committee believes the limited use of targeted perquisites provides important attraction and retention elements in a competitive market for executive talent.Compensation Mix
We use the principal components of compensation described above to provide at-risk compensation, retention value, and an equity stake designed to align NEO and stockholder interests. Our policy for allocating between fixed and incentive compensation, and between cash and equity-based awards is based on the following general principles:

•
We embrace a pay for performance philosophy that ties a substantial portion of executive pay to performance, requires performance at a threshold level in order to qualify for incentive awards, and puts a significant portion of individual compensation at risk each year;

•	Each NEO has a significant proportion of total compensation in the form of long-term incentives (“LTI”), with multi-year vesting of both equity-based awards and long term cash performance awards; and

•	We seek an appropriate mix of annual and long-term incentive opportunities to encourage both performance and retention.

Our NEOs’ compensation is weighted towards variable incentives that provide award opportunities based on our annual and long-term performance. The Committee believes this pay mix motivates NEOs to achieve results that support the creation of long-term stockholder value without encouraging excessive risk taking.
Pay for Performance

Pay for performance is one of the principal objectives of our compensation philosophy. On average, 60% of the total compensation opportunity for our NEOs is variable, or “at risk”. In 2017, of the total value of LTI awards, 50% was in the form of time-based restricted stock awards and 50% was in the form of a three year, cliff vesting cash performance award.

The chart below shows base salaries, target annual incentive (“AIP”) opportunities under the 2017 Bonus Plan, and target LTI opportunities (including target long-term time-based restricted stock awards and cash performance awards) as a percentage of 2017 target total compensation opportunities for our current NEOs.

AIP under the 2017 Bonus Plan, as illustrated in the chart above, reflects target award opportunities as shown in the Target column of the 2017 Grants of Plan-Based Awards Table (91.6% of salary for Mr. Miller, 75% of salary for Mr. Trenary, and 50% of salary for Messrs. Boese and McKillop). LTI reflects the sum of target cash performance awards, as reported in the 2017 Grants of Plan-Based Awards Table, in addition to the grant date value of restricted stock grants made based on the closing price of $9.79 on November 8, 2017. Restricted stock values are shown in the Stock Awards column in the 2017 Summary Compensation Table and the 2017 Grants of Plan-Based Awards Table for each NEO. Mr. Miller received LTI awards with a target grant date value equal to $700,000 or 116% of base salary, split equally between a restricted stock award and long-term performance cash award. Mr. Trenary received LTI awards with a target grant date value equal to 100% of his base salary, split equally between a restricted stock award and long-term performance cash award. Messrs. Boese and McKillop received LTI awards with a target grant date value equal to 65% of their base salary, split equally between a restricted stock aware and long-term performance cash award.
The grant date value of equity-based awards to each NEO in 2017 was comparable to the value of restricted stock awards issued for similarly situated positions in 2016. The Committee continued the use of long-term performance cash awards linked to our three-year Total Shareholder Return ranking compared to a group of peer companies. Generally, these awards represent half of the target LTI value. The long-term performance cash awards granted in 2017 will not be payable until 2020 and the payout may range from 0% to 150% of target based on our performance relative to the compensation peer group.
The specific relationship of base salary to incentive compensation varies depending upon each NEO’s position, prior experience and time in the industry, but consistently reflects the Committee’s philosophy of weighting target AIP and LTI opportunities more heavily than base salary.
Compensation Elements
Salary
We provide a salary to our NEOs to compensate them for their services during the year. Salaries are designed to be competitive with other comparable executive officer salaries in the published compensation survey data described above, and in the case of new hires, to attract high quality executive talent using the Committee’s discretion and judgment. The Committee sets salaries based on market competitiveness, the NEOs’ specific roles and responsibilities, experience, expertise and individual performance throughout their tenure. Salaries are reviewed annually by the Committee and periodic adjustments are made based on the factors noted above, as well as input from the President & CEO with respect to his direct reports, and comparator data from the compensation surveys discussed in detail above. However, there is no specific formula applied to the factors noted above.
Mr. Miller did not receive a base salary increase in 2017. Messrs. Trenary, Boese and McKillop each received a $5,000 base salary adjustment on May 22, 2017. The Committee believes the current NEO salaries are consistent with the salaries paid to similarly situated executive officers of companies in the compensation peer group and published survey data.
Annual Incentive Compensation

Annual incentive compensation payable under the 2017 Bonus Plan is designed to reward NEOs for the achievement of financial targets tied to our annual business plan. Target annual incentive award opportunities are determined initially as a percentage of each NEO’s salary for the fiscal year and are tied to the achievement of pre-determined financial performance targets, with the Committee having the discretion to increase or decrease individual awards based on the performance and contributions of each NEO.
On March 9, 2017, the Committee adopted the 2017 Bonus Plan and approved financial performance goals for 2017 based on our business plan and strategic objectives. The target award opportunity for Mr. Miller was set at $550,000, or 91.6%, of his base salary. The target award opportunity for Mr. Trenary was set at 75% of his base salary. The target award opportunity for Messrs. Boese and McKillop was set at 50% of their base salary.
The Committee adopted objective, financial performance metrics for the 2017 Bonus Plan, including Revenues, Operating Profit Margin, and ROAIC. Operating Profit Margin was selected by the Committee as a plan metric based on the high correlation to Total Shareholder Return. Revenues was selected based on the emphasis the Company’s business plan places on top-line growth. ROAIC was selected to encourage the efficient and profitable use of capital in business operations. For 2017, performance metrics were established on a consolidated basis to promote high level collaboration across the enterprise. As shown below, 60% of the total award opportunity for our NEOs was tied to consolidated profitability, as measured by corporate Operating Profit Margin.

2017 Bonus Plan Metrics and Weighting
Metric	Revenues	Operating Profit Margin	ROAIC	TOTAL
Weighting	20%	60%	20%	100%

The Committee also approved Threshold, Target, and Superior performance targets, and corresponding award opportunities for the 2017 Bonus Plan. The following table summarizes consolidated performance goals for Fiscal Year 2017.

2017 Bonus Plan Performance Goals
Consolidated Metric	Threshold	Target	Superior
Operating Profit Margin	2.4%	4.2%	5.7%
Revenues ($ Millions)	$575	$625	$675
ROAIC	0%	2.7%	7.3%

Award funding for each component is independent of the other components. For each component, achievement of Threshold performance funds 25% of the applicable portion of the award opportunity, except for the Operating Profit Margin metric which started at 0% for Threshold performance in 2017. Target performance funds 100%, and Superior performance funds 200%. For 2017, intermediate payout goals were established above and below target with performance between any points calculated using straight line interpolation. For each component, achievement of a Threshold performance is required to receive an award.
The 2017 Bonus Plan included the following baseline formula for our NEOs:
BONUS = (2017 Base Salary x BF1x 60% x BF2) + (2017 Base Salary x BF1x 20% x BF3) + (2017 Base Salary X BF1 x 20% x BF4)
Where:

•	“2017 Base Salary” is each NEO’s salary at fiscal year-end 2017.

•
BF1 (“Bonus Factor 1” or “Target Factor”) is a percent of each executive’s 2017 base salary. Of the NEOs eligible for a 2017 incentive payment, Mr. Miller’s Target Factor was 91.6%, Mr. Trenary’s Target Factor was 75%, and Messrs. Boese and McKillop’s Target Factor was 50%.

•
BF2 (“Bonus Factor 2”) is scored independently as a fraction with a numerator equal to Operating Profit Margin performance for the plan year, divided by the target set for the year. The payment for Threshold performance was set at 0% of target while payment for Superior performance was set at 200% of target.

•
BF3 (“Bonus Factor 3”) is scored independently as a fraction with a numerator equal to Revenues performance for the year divided by the target set for the year. The payment for Threshold performance was set at 25% of target, while payment for Superior performance was set at 200% of target.

•
BF4 (“Bonus Factor 4”) is scored independently as a fraction with a numerator equal to ROAIC performance for the year divided by the target set for the year. The payment for Threshold performance was set at 25% of target, while payment for Superior performance was set at 200% of target.

For 2017, we achieved 4.5% in adjusted Operating Profit Margin, as adjusted for restructuring charges and foreign exchange translation, above the target level of 4.2% but below the maximum of 5.7%.We achieved $747 million in Revenues, as adjusted for foreign currency translation, above the maximum level of $675 million. ROAIC achievement was 6.5%, as adjusted, above the target level of 2.7% but below the maximum level of 7.3%. Taken together, the calculated annual incentive outcome for the 2017 Bonus Plan was 139.9% of target.
On March 9, 2018, the Committee also approved the Commercial Vehicle Group Bonus Plan (the "Bonus Plan”) with the following metrics for 2018:

2018 Bonus Plan Metrics and Weighting
Metric Weighting	Revenues	Operating Profit Margin	OWC % of Revenues	TOTAL
	15%	60%	25%	100%

The 2018 target incentive opportunity established for Mr. Miller is $550,000, or 91.6% of base salary. The 2018 target incentive opportunity for Mr. Trenary is 75% of base salary and the target incentive opportunity for Messrs. Boese and McKillop is 50% of base salary. Expressed as a percentage of salary, fiscal 2018 target incentive award opportunities are the same as those that were in effect for 2017 for our NEOs.

Long-Term Incentives
The Company’s equity incentive plan (the “Equity Incentive Plan”) is designed to recognize and reward NEOs for efforts related to the long-term growth and success of the Company. The Equity Incentive Plan permits grants of various types of equity-based awards, including stock options, stock-settled stock appreciation rights, restricted stock, restricted stock units, performance shares and units, and other equity-based and cash awards, at the discretion of the Committee. This range of available awards provides the Committee the flexibility to grant appropriate types of awards under different circumstances, depending on our needs and the relative importance of compensation objectives as they may change over time.
We grant equity-based awards solely in the form of time-based restricted stock, which vests ratably over three years. The use of restricted stock minimizes the level of dilution from the use of equity incentives. The Committee continues to believe restricted stock is an appropriate form of equity compensation because it serves as a retention incentive for the current management team whose skills and experience are desirable and sought after within the industry. The Committee also believes granting restricted stock aligns the NEOs' interests directly with those of stockholders, as the NEOs will realize greater or lesser value based on stock price changes during the vesting period which will parallel those of stockholders over the same time period. On November 8, 2017, the Committee awarded restricted stock to the Messrs. Miller, Trenary, Boese and McKillop, the Company’s current NEOs, with a grant date value comparable to 33% of base salary at the time of the grant in the case of Messrs. Boese and McKillop; 50% of base salary at the time of the grant in the case of Mr. Trenary; and 58% of base salary at the time of the grant in the case of Mr. Miller.
Our Long Term Incentive Program includes a cash component under the Equity Incentive Plan to help manage equity plan dilution and share reserves, and to encourage Total Shareholder Return over time. Each of Messrs. Miller, Trenary, Boese and McKillop was eligible for an award in the period commencing October 2014 and ending September 30, 2017. These awards were scored using the comparator group in place at the time the 2014 awards were established, as follows:

Accuride Corp.	Meritor, Inc.
Altra Holding, Inc.	Modine Manufacturing Co.
Core Molding Technology	Stoneridge, Inc.
EnPro Industries, Inc.	Titan International, Inc.
Fuel Systems Solutions, Inc.	WABCO Holdings, Inc.
L.B.Foster Company

Potential payouts under the cash performance award can range from 0% to 150% of target, based on our relative Total Shareholder Return performance over the three-year performance period relative to the Total Shareholder Return Peer Group, as follows:

Commercial Vehicle Group 3-Year Total Shareholder Return Rank (out of 16 companies)	Percent of Target Award Earned
Top Quartile (rank of 1, 2, 3 or 4)	150%
Second Quartile (rank of 5, 6, 7 or 8)	100%
Third Quartile (rank of 9, 10, 11 or 12)	50%
Bottom Quartile (rank of 13, 14, 15, 16 or 17)	0% (No Payout)

The Company finished the 2014 - 2017 award period in the third quartile relative to the peer group, resulting in a payout under the program at 50% of target. Mr. Miller’s original LTI performance cash target in 2014 was established at $160,000;his 2017 payout under the program was $80,000. Mr. Trenary’s original LTI performance cash target in 2014 was established at $212,500;his 2017 payout under the program was $106,250. Mr. Boese’s original LTI performance cash target in 2014 was established at $50,336;his 2017 payout under the program was $25,168. Mr. McKillop’s original LTI performance cash target in 2014 was established at $46,699;his 2017 payout under the program was $23,349. These amounts were paid on October 13, 2017 and are reflected in the Summary Compensation Table as Incentive Plan Compensation.

This same peer group will remain for the LTI opportunity awarded in 2015 that will vest on September 30, 2018. The LTI opportunities awarded in 2016 and 2017 are subject to the revised competitive peer group approved in November 2016, as described below.

For 2017, the total target LTI award value established for Mr. Miller, including restricted stock and cash, was $700,000, or approximately 117% of base salary. The total target LTI award value established for Mr. Trenary, including restricted stock and cash, was equal to 100% of base salary and the total target LTI award value established for Messrs. Boese and McKillop, including restricted stock and cash, was equal to 65% of their base salary. All LTI awards were equally weighted between time-based restricted stock and long-term performance cash awards, as described above.
On November 8, 2017, the Committee approved long-term performance cash awards tied to our Total Shareholder Return over the three-year performance period from October 1, 2017 through September 30, 2020 relative to the Total Shareholder Return of the following comparator group of sixteen companies (Total Shareholder Return Peer Group):

Altra Industrial Motion	Gentherm, Inc.
American Railcar Industries, Inc.	L.B. Foster Company
ASTEC Industries, Inc.	LCI Industries, Inc.
Columbus McKinnon Corp.	Modine Manufacturing
Dorman Products, Inc.	Shiloh Industries, Inc.
EnPro Industries, Inc.	Spartan Motors Inc.
Federal Signal Corp.	Standard Motor Products
Freightcar America, Inc.	Stoneridge

This is the same comparator group developed by Meridian. All of the companies in the Total Shareholder Return Peer Group are also included in the compensation peer group, as they are viewed as competitors for business, executive talent, and/or investor dollars. Total Shareholder Return is defined as the change in stock price in addition to any dividends paid over the three-year performance cycle. Total Shareholder Return calculations are based on average closing stock prices, both for us and for our peers, for the twenty trading days leading up to the beginning and end of the performance cycle.
The Committee believes the 2017 cash performance awards are consistent with our philosophy of placing greater emphasis on long-term and at-risk incentive compensation to encourage a long-term view that supports the creation of stockholder value. Under current accounting rules, the Company is able to adjust any accounting expense associated with cash-settled awards tied to market-based performance conditions so that the final expense recognized matches the actual performance outcome.
Employment Agreements
Mr. Miller
Mr. Miller entered into an employment agreement (“Mr. Miller’s Employment Agreement”) on March 26, 2016 in connection with his promotion to President and CEO. Under the terms of the agreement, Mr. Miller receives a base salary of $600,000, subject to annual review and periodic upward adjustment as determined by the Committee, and an annual incentive opportunity under the Company’s annual incentive plan as may be in effect from time to time based on a target award opportunity of at least 90% of Mr. Miller’s base salary. Pursuant to Mr. Miller’s Employment Agreement, Mr. Miller will be eligible to receive equity and other LTI awards under any applicable plan adopted by the Company for which employees are generally eligible. Mr. Miller’s current target LTI award opportunity is equal to $700,000, split equally between a time vested restricted stock award and a long-term performance cash award.
During the term of his employment, Mr. Miller is entitled to participate in any employee benefit plan the Company has adopted or may adopt for the benefit of its employees generally, including the Commercial Vehicle Group, Inc. Deferred Compensation Plan, subject to satisfying applicable eligibility requirements. Additionally, Mr. Miller’s Employment Agreement provides for certain payments and benefits upon termination, which are detailed in the Payments Upon Termination or Change in Control section below.
Mr. Trenary
In connection with his employment as Executive Vice President and Chief Financial Officer, Mr. Trenary receives a base salary of $430,000, subject to annual review and periodic upward adjustment as determined by the Committee, and an annual incentive opportunity under the Company’s annual incentive plan, as may be in effect from time to time based on a target award opportunity of at least 75% of Mr. Trenary’s base salary. Additionally, Mr. Trenary is eligible for equity and other LTI awards under any applicable plan adopted by the Company for which similarly situated employees are generally eligible.
Mr. Trenary is entitled to participate in any employee benefit plan the Company has adopted or may adopt for the benefit of its employees generally, including the Commercial Vehicle Group, Inc. Deferred Compensation Plan, subject to satisfying applicable eligibility requirements. Additionally, Mr. Trenary may receive certain payments and benefits upon termination, which are detailed in the Payments Upon Termination or Change in Control section below.
Messrs. Boese and McKillop
In connection with their employment as Senior Vice Presidents and Managing Directors, Messrs. Boese and McKillop each receive a base salary of $255,000, subject to annual review and periodic upward adjustment as determined by the Committee, and an annual incentive opportunity under the Company’s annual incentive plan, as may be in effect from time to time based on a target award opportunity of at least 50% of their base salary. Additionally, Messrs. Boese and McKillop are eligible for equity and other LTI awards under any applicable plan adopted by the Company for which similarly situated employees are generally eligible.
Messrs. Boese and McKillop are entitled to participate in any employee benefit plan the Company has adopted or may adopt for the benefit of its employees generally, including the Commercial Vehicle Group, Inc. Deferred Compensation Plan, subject to satisfying applicable eligibility requirements. Additionally, Messrs. Boese and McKillop may receive certain payments and benefits upon termination, which are detailed in the Payments Upon Termination of Change in Control section below.
Conclusion

Fiscal 2017 was a positive year for the Company. Our fiscal 2017 financial performance under the 2017 Bonus Plan were above target with respect to Revenue and ROAIC and at target with respect to Operating Profit Margin. Our executive compensation program continues to place considerable emphasis on variable compensation designed to align NEO pay with Company performance and long-term shareholder value creation. The Committee believes the structure of our executive compensation program is appropriate and aligns with the Company’s compensation philosophy and program objectives.

Timing of Equity Grants
We did not grant any stock options or stock appreciation rights during 2017.
The Committee approved grants of restricted stock on November 8, 2017. None of our NEOs played a role in the Committee’s decision on the specific timing of the 2017 restricted stock grants. Grants of restricted stock are issued generally at the same time each year with one-third of the shares in each grant vesting on each October 20th following the year of grant until such time as all shares of restricted stock in such grant have vested. Following Committee approval of the grants, our Human Resources and Finance Departments administered the 2017 awards made under the Equity Incentive Plan.

Adjustment or Recovery of Awards
Our Board has adopted a clawback policy stating that, if any Section 16 officer of the Company engages in any fraud, misconduct or other bad-faith action that, directly or indirectly, causes or contributes to the need for a material accounting restatement of previously filed financial statements for any period as to which a performance based award or other equity grant was made based on the financial results that the Company subsequently restates, such award in excess of what would have been paid without the restatement, made to all Section 16 officers, shall be subject to reduction, cancellation or reimbursement to the Company at the Board’s discretion.
Risk Assessment
The Committee mitigates risk related to the Company’s compensation programs and policies through periodic market benchmarking, capped incentive award opportunities that are tied to multiple performance metrics measured over multiple timeframes, stock ownership requirements, anti-hedging policies, insider trading policy, a Claw Back Policy, and oversight by independent, non-employee directors who meet in executive session and utilize independent external compensation advisors. Potential payouts under the incentive plans are modest as a percentage of revenue and income and NEOs must deliver a minimum threshold performance in order to receive an award. The Committee believes that our compensation philosophy and structure do not create risks that are likely to have a material adverse effect on the Company.

Consideration of Prior Amounts Realized
The Committee does not consider prior stock compensation gains in setting future compensation levels. The Committee believes this practice is consistent with our philosophy of providing future opportunities to executive officers in exchange for our future financial and stockholder return performance.

Post-Termination Payments

Change-in-Control Agreements

Mr. Miller is party to an Employment Agreement, executed in March 2016 in connection with his promotion to President and Chief Executive Officer; and Messrs. Trenary, Boese and McKillop are parties to a Change-in-Control & Non-Competition Agreement (a “Change-in-Control Agreement”). Mr. Trenary's Change-In-Control Agreement was executed in January 2014; and Messrs. Boese and McKillop's Change-In-Control Agreements were executed in February 2016. The Employment Agreement and Change-in-Control Agreement specify severance payments in the event of certain employment termination scenarios both before and following a Change-in-Control of the Company. The agreements currently in place generally provide the following:

Mr. Miller and Mr. Trenary

•
Termination without Cause or by the executive for Good Reason in the absence of a Change-in-Control: Any annual incentive based on actual performance earned with respect to the previous calendar year but unpaid as of the employment termination date; a prorated amount of the annual incentive for the calendar year in which the termination occurs; immediate vesting of all outstanding stock options and restricted stock awards; salary continuation severance pay at the base salary rate for an additional 24 months for Mr. Miller and an additional 12 months for Mr. Trenary.

•
Termination without Cause or by the executive for Good Reason within 13 months of a Change-in-Control: Any annual incentive based on actual performance earned with respect to the previous calendar year but unpaid as of the employment termination date; a prorated amount of the annual incentive for the calendar year in which the termination occurs; the amount of any earned but unpaid portion of any incentive compensation, or any other fringe benefit to which the executive is entitled under the agreement through the date of the terminations as a result of the Change-in-Control; an amount equal to two times, in the case of Mr. Miller, and one times, in the case of Mr. Trenary, the sum of the executive’s base salary plus the average annual incentive received over the last three fiscal years, plus any medical, financial and insurance coverage provided under the annual compensation plan; and accelerated vesting of all outstanding stock options and restricted stock awards.

•	Non-compete and non-solicitation provisions that continue for 24 months in the case of Mr. Miller and for 12 months in the case of Mr. Trenary, in each case following termination of employment.

•	The agreements do not provide for any excise tax gross up payments.

Messrs. Boese and McKillop

•
Termination without Cause or by the executive for Good Reason in the absence of a Change-in-Control: Any annual incentive based on actual performance earned with respect to the previous calendar year but unpaid as of the employment termination date; a prorated amount of the annual incentive for the calendar year in which the termination occurs; and salary continuation severance pay at the base salary rate for an additional 12 months.

•
Termination without Cause or by the executive for Good Reason within 13 months of a Change-in-Control: Any annual incentive based on actual performance earned with respect to the previous calendar year but unpaid as of the employment termination date; a prorated amount of the annual incentive for the calendar year in which the termination occurs; the amount of any earned but unpaid portion of any incentive compensation, or any other fringe benefit to which the executive is entitled under the agreement through the date of the terminations as a result of the Change-in-Control; an amount equal to the sum of the executive’s base salary plus the average annual incentive received over the last three fiscal years, plus any medical, financial and insurance coverage provided under the annual compensation plan; and accelerated vesting of all outstanding stock options and restricted stock awards.

•	Non-compete and non-solicitation provisions that continue for 12 months following termination of employment.

•	The agreements do not provide for any excise tax gross up payments.

Severance payments under these agreements will end immediately if the executive is in violation of any of the obligations under the agreement or if we learn of any facts relating to the executive’s job performance or conduct that would have given us cause to terminate his employment. Payments under Mr. Miller’s employment agreement and Messrs. Trenary, Boese, and McKillop’s Change-in-Control Agreement are subject to applicable delay periods for benefits that constitute nonqualified deferred compensation under Section 409A of the Internal Revenue Code.
As defined in the Change-in-Control Agreements and Mr. Miller’s employment agreement,
“Cause” generally means (1) dishonesty in carrying out company business; (2) engaging in acts injurious to us; (3) willful failure to follow Board directives; (4) illegal conduct or gross misconduct; (5) breach of the employment agreement or Change-in-Control Agreement; (6) violation of code of conduct; or (7) a felony or certain misdemeanors.
“Good Reason” means (1) a material change in duties and responsibilities; (2) reduction in base salary or failure to increase salary following a change-in-control; (3) relocation outside the Columbus, Ohio metropolitan area; (4) material reduction of incentive opportunities; (5) failure to provide substantially similar benefits following a Change-in-Control; (6) failure of successor to assume the Change-in-Control Agreement; (7) request that executive engage in illegal conduct; or (8) breach of the Change-in-Control Agreement.
“Change-in-Control” means (1) change in more than 50% of beneficial ownership of the Company; (2) change in more than a majority of voting shares following any transaction; (3) change in more than half of the Board over a two-year period; or (4) sale of substantially all of our assets.
The amounts of potential payments that result from these various events are set forth below in the section entitled “Potential Payments upon Termination or Change-in-Control.” The Committee believes the use of these agreements provides an important retention incentive for the NEOs primarily in the context of potential corporate transactions. The Committee also believes, based on their own experiences, that the provisions of the Change-in-Control Agreements and Mr. Miller’s employment agreement are comparable to standard provisions of such agreements for executive officers in the competitive market.
Retirement Plans
We sponsor tax-qualified employee savings and retirement plans (collectively the “401(k) Plan”) that cover most employees who satisfy certain eligibility requirements relating to minimum age and length of service. Under the 401(k) Plan effective at December 31, 2017, eligible employees, including all of the current NEOs, may elect to contribute between 1% and 5% of their annual compensation and receive a Company matching contribution of 100% of the first 3% of employee contributions, and 50% of the next 2% of employee contributions. All matching dollars vest immediately under the Company’s 401(k) Plan, as of January 1, 2015. The matching amounts received by the NEOs in 2017 are set forth below in the “All Other Compensation” column of the “Summary Compensation Table.” The 401(k) Plan and the non-qualified Deferred Compensation Plan described below represent the only sources of retirement income provided by the Company for the NEOs.
Deferred Compensation Plan
We implemented a Deferred Compensation Plan (the “Deferred Plan”) in 2006 for NEOs, and other key employees, primarily for the purpose of retention and recruitment; however, the Company eliminated the discretionary match on participant contributions to the Deferred Plan as of January 1, 2016. The Deferred Plan allows for pre-tax deferrals of compensation and provides for the assets to accumulate on a tax-deferred basis for the purpose of supplementing retirement income. Eligible participants may defer up to 80% of their base salary and/or up to 100% of their eligible annual incentive as well as amounts equal to any refund they receive from the tax-qualified 401(k) Plan due to discrimination testing. Election deferrals must be made annually and before the compensation is earned. Participants make elections on the length of the deferral period at the same time they make the deferral election. Participants make investment choices from a selection of investment options similar to the 401(k) Plan. Distributions under the plan may be made as a lump sum or annual installments over periods of up to 15 years as determined at the time of deferral by the participant. Additional distribution events include termination of employment, disability, death, unforeseeable emergency or a change-in-control.
Stock Ownership Guidelines and Hedging Policies
The Board strengthened the stock ownership guidelines for NEOs in 2014, which require executive officers and directors to hold shares of common stock with a value equal to: (a) five times annual base salary for the President & CEO; (b) three times annual base salary for the Chief Financial Officer; (c) two times annual base salary for all other Section 16 Officers, (d) one times base salary for all other officers and key managers as designated by the Compensation Committee, and (e) five times the annual cash retainer for all members of the Board. Compliance is calculated annually, on the last trading day of each fiscal year. In March, 2016, the Committee refreshed the formula for determining compliance with the ownership requirements, using the share price as of calendar year end or a three year average share price as of calendar year end, whichever is higher. The Committee eliminated the mandated five year window to meet the ownership guidelines but affirmed that covered persons may not sell any shares until compliance is reached, other than the voluntary forfeiture of shares to satisfy annual tax withholding obligations associated with vested shares.
We maintain a policy that prohibits directors, executive officers and employees from engaging in any type of hedging transactions or from holding our securities in a margin account or pledging our securities as collateral for a loan. A director, executive officer or employee may seek prior approval from the Board to pledge securities as collateral for a loan (but not for margin accounts) if the director, executive officer or employee can clearly demonstrate the financial capacity to repay the loan without resorting to the pledged securities. This policy is posted on our website at www.cvgrp.com.Impact of Tax and Accounting Considerations
In general, the Committee takes into account the various tax and accounting implications of the components of our compensation program.
Section 162(m) of the Code generally prohibits any publicly held corporation from claiming a federal income tax deduction for compensation paid in excess of $1 million in any taxable year to certain executive officers. Historically, this limitation applied to compensation, other than "qualifying performance-based compensation," paid to Company's Chief Executive Officer and next three highest paid NEOs excluding the Chief Financial Officer. On December 22, 2017, the Tax Cuts and Jobs Act of 2017 was enacted, which, among other things, repealed the exception for qualifying performance-based compensation and modified the definition of a "covered employee" to include any individual who served as the Chief Executive Officer or Chief Financial Officer at any time during the taxable year and the next three highest paid NEOs. Moreover, the amended provisions of Section 162(m) now state that once an individual becomes a covered employee for any taxable year after December 31, 2016, that individual will remain a covered employee for all future taxable years regardless of termination or death. Pursuant to a transition rule, the amended provisions of Section 162(m) generally do not apply to compensation pursuant to a written binding contract in effect as of November 2, 2017.
The Committee believes that, in establishing the cash and equity incentive compensation plans and arrangements for our executive officers, the potential deductibility of the compensation payable under those plans and arrangements should be only one of a number of relevant factors taken into consideration and not the sole governing factor. For that reason, the Committee may deem it appropriate to provide one or more executive officers with the opportunity to earn incentive compensation, whether through cash incentive awards or equity incentive awards, which may not be fully deductible by reason of Section 162(m) or other provisions of the Code.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the CD&A required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee recommended to the Board that the CD&A be included in the Company’s 2017 Annual Report on Form 10-K and this Proxy Statement.
Scott C. Arves (Chairman)
Harold C. Bevis
Robert C. Griffin
Roger L. Fix

The following table summarizes the compensation of the NEOs for the years ending December 31, 2015, 2016 and 2017. The NEOs are the Company’s current chief executive officer, current chief financial officer, and two other current, highly compensated officers, as detailed in the table below.

2017 Summary Compensation Table
Name and Principal Position	Year	Salary ($)(2)	Stock Awards ($) (3)	Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($)	Total ($)
Patrick E. Miller(1)	2017	600,000	350,000	849,457	9,914	10,800	1,810,257
President and Chief Executive Officer	2016	600,000	350,000	796,624	789	20,395	1,767,808
	2015	382,307	350,000	364,225	3,256	26,467	1,126,255
C. Timothy Trenary(1)	2017	428,077	215,000	557,430	-	10,800	1,211,307
Chief Financial Officer	2016	424,999	237,501	466,076	-	10,600	1,139,176
	2015	441,346	212,499	311,856	-	10,600	976,301
Greg R. Boese	2017	253,077	82,875	182,137	-	10,800	528,889
Senior Vice President & Managing Director					-	-
Dale M. McKillop	2017	253,077	82,875	201,723	-	10,800	548,475
Senior Vice President & Managing Director

(1)	Messrs. Miller and Trenary were NEOs in each of 2015, 2016 and 2017. Messrs. Boese and McKillop were designated as NEOs in 2017.

(2)
Amounts shown are not reduced to reflect the NEOs’ elections, if any, to defer receipt of compensation into the Commercial Vehicle Group, Inc. Deferred Compensation Plan. The 2015 calendar year included 27 rather than 26 bi-weekly pay periods which impacted the 2015 W-2 income reported for our NEOs.

(3)
Amounts shown for 2017 represent the aggregate value of the restricted stock based on the closing stock price of $9.79 on the grant date of November 8, 2017. Amounts shown for 2016 represent the aggregate value of the restricted stock based on the closing price of $5.36 on the grant date of November 21, 2016. In the case of Mr. Trenary, the amount also reflects the aggregate value of the restricted stock issued on March 22, 2016 based on the closing stock price of $2.58 on the grant date, in connection with a retention bonus agreement executed with Mr. Trenary on the same date. Amounts shown for 2015 represent the aggregate value of the restricted stock based on the closing stock price of $3.24 on the grant date of December 8, 2015.

(4)
Amounts shown for 2017 represent incentive payments made in 2018 under the Commercial Vehicle Group 2017 Bonus Plan. The amount shown for Mr. Miller for 2017 includes an LTIP award payment of $80,000 for the award period October 1, 2014 through September 30, 2017. The amount shown for Mr. Trenary for 2017 includes an LTIP award payment of $106,250 for the award period October 1, 2014 through September 30, 2017. The amount shown for Mr. Boese for 2017 includes an LTIP award payment of $25,168 for the award period October 1, 2014 through September 20, 3017. The amount shown for Mr. McKillop for 2017 includes an LTIP award payment of $23,350 for the award period October 1, 2014 through September 30, 2017. Amounts shown for 2016 represent incentive payments made in 2017 under the Commercial Vehicle Group 2016 Bonus Plan. The amount shown for Mr. Miller for 2016 includes an LTIP award payment of $83,000 for the award period October 1, 2013 through September 30, 2016. The amount shown for Mr. Trenary for 2016 includes an LTIP award payment of $52,500 for the award period October 1, 2013 through September 30, 2016. Amounts shown for 2015 represent incentive payments made in 2016 under the Commercial Vehicle Group 2015 Bonus Plan. The amount shown for Mr. Miller for 2015 also includes an LTIP award payment of $64,631 for the award period October 1, 2012 through September 30, 2015.

(5)
Represents above-market earnings in the Deferred Compensation Plan for Mr. Miller. Mr. Trenary did not participate in the plan in 2015, 2016, or 2017. Messrs. Boese and McKillop did not participate in the plan in 2017. See the “2017 Deferred Compensation Table” below for additional details.

The following table provides information regarding the value of other compensation, benefits and perquisites provided to the NEOs in 2017:
2017 All Other Compensation Table

Name	Health Benefits ($) (1)	Company Contributions to Deferred Compensation and 401 (k) Plans ($) (2)	Executive Plane Usage ($) (3)	Total ($)
Patrick E. Miller	-	10,800	-	10,800
C. Timothy Trenary	-	10,800	-	10,800
Greg R. Boese	-	10,800	-	10,800
Dale M. McKillop		10,800		10,800

(1)	In 2017, none of our NEOs had any executive life insurance coverage.

(2)	Represents our contribution equal to 100% of the first 3%, and 50% of the next 2% of the participant’s contribution relating to the 401(k) Plan in 2017.

(3)	In 2017, none of our NEOs had any personal use of the Company aircraft.

The following table provides information regarding estimated possible payouts under the Commercial Vehicle Group 2017 Bonus Plan and the cash performance awards and restricted stock awards granted under the Equity Incentive Plan in 2017:
2017 Grants of Plan Award

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (3)	Grant Date Fair Value of Stock and Option Awards ($)
Patrick E. Miller	N/A	(1)	137,500	550,000	1,100,000	-	-
	11/8/2017	(2)	175,000	350,000	525,000	-	-
	11/8/2017	(3)	-	-	-	35,751	350,000

C Timothy Trenary	N/A	(1)	80,625	322,500	645,000	-	-
	11/8/2017	(2)	53,750	215,000	322,500	-	-
	11/8/2017	(3)	-	-	-	21,961	215,000

Greg R. Boese	N/A	(1)	31,875	127,500	255,000	-	-
	11/8/2017	(2)	20,719	82,875	165,750	-	-
	11/8/2017	(3)	-	-	-	8,465	82,875

Dale M. McKillop	N/A	(1)	31,875	127,500	255,000	-	-
	11/8/2017	(2)	20,719	82,875	165,750	-	-
	11/8/2017	(3)				8,465	82,875

(1)
"N/A" refers to a lack of grant date for the annual incentive opportunity. See the “Compensation Discussion and Analysis - Annual Incentive Compensation” for a description of the Commercial Vehicle Group 2017 Bonus Plan. These amounts represent potential payouts under the 2017 Bonus Plan. Actual awards can be found in the “Summary Compensation Table” under the column titled “Incentive Plan Compensation.”

(2)
See “Compensation Discussion and Analysis - Long-Term Incentives” for a description of the cash performance awards. These amounts represent potential payouts under the cash performance awards granted on November 8, 2017 under the 2014 Equity Incentive Plan. These awards will be earned and payable following the end of the three year performance period concluding on September 30, 2020.

(3)
Represents the restricted stock awarded on November 8, 2017 under the 2014 Equity Incentive Plan. Awarded shares vest ratably each October 20th over three years, with the first tranche vesting on October 20, 2018.

The following table shows the number of shares covered by unvested restricted stock held by the NEOs on December 31, 2017, calculated using the closing stock price of $10.69 on December 29, 2017:

Outstanding Equity Awards at Fiscal 2017 Year-End Table

		Stock Awards
Name	Note	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Patrick E. Miller	(1)	36,008	384,926	-	-
	(3)	43,532	465,357	-	-
	(4)	37,751	403,558	-	-
				-	-
C. Timothy Trenary	(1)	21,862	233,705	-	-
	(2)	3,229	34,518	-	-
	(3)	26,430	282,537	-	-
	(4)	21,961	234,763	-	-
				-	-
Greg R. Boese	(1)	5,411	57,844	-	-
	(3)	10,106	108,033
	(4)	8,465	90,491

Dale M. McKillop	(1)	5,367	57,373
	(3)	10,106	108,033
	(4)	8,465	90,491

(1) Represents the restricted stock grant issued in November 2015 which will fully vest on October 20, 2018.

(2)
Represents a discretionary award of restricted stock issued to Mr. Trenary on March 22, 2016 to encourage his retention, valued at $24,998 at the time of the grant based on the closing stock price of $2.58 on the grant date, in connection with a retention bonus agreement executed with Mr. Trenary on the same date. The remaining shares reflected above will fully vest on October 20, 2018.

(3)	Represents the restricted stock grants issued in November 2016. These shares will vest in two equal installments on October 20th of 2018 and 2019.

(4)	Represents the restricted stock grants issued in November 2017 which will vest in equal installments on October 20th of 2018, 2019, and 2020.

The following table shows the number of shares of common stock acquired by the NEOs upon the exercise of options and the vesting of restricted stock during 2017:

2017 Option Exercise and Stock Vested Table
	Option Awards		Stock Awards
Name	Numbers of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Patrick E. Miller	-	-	70,840	597,181
C Timothy Trenary	-	-	52,668	443,991
Greg R. Boese	-	-	12,947	109,143
Dale M. McKillop	-	-	12,722	107, 246

(1)	Calculated using the closing stock price of $8.43 on October 20, 2017.

The table below shows the NEOs contributions, Company matching contributions, earnings and account balances for the NEOs in the Deferred Compensation Plan (the “Deferred Plan”), an unfunded, unsecured deferred compensation plan. As of January 1, 2016, the Company eliminated all matching dollars under the Deferred Plan. Please refer to the “Compensation Discussion and Analysis - Post-Termination Payments - Deferred Compensation Plan” for a detailed description of the Deferred Plan.

2017 Deferred Compensation Table
Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Patrick E. Miller (1)	78,748	-	101,351	-	643,534
C. Timothy Trenary (2)	-	-	-	-	-
Greg R. Boese (2)	-	-	-	-	-
Dale M. McKillop (2)	-	-	-	-	-

(1) Mr. Miller elected to defer 6% or $78,748, of his eligible compensation for 2017.
(2) Messrs. Trenary, Boese and McKillop elected not to participate in the Deferred Plan in 2017.

The table below shows the compensation payable to each NEO upon the occurrence of the following events: voluntary termination or involuntary for cause termination; early/normal retirement or death or disability; involuntary not for cause termination; change-in-control, and change-in-control and termination within thirteen months. The amounts shown assume that each event was effective as of December 31, 2017, and are estimates of the amounts which would be paid out to the NEOs upon their termination. The actual amounts to be paid to each NEO can only be determined at the time of such person’s separation.
Potential Payments Upon Termination or Change in Control Table

Executive	Voluntary Termination or Involuntary for Cause Termination	Early/Normal Retirement or Death or Disability	Involuntary not for Cause Termination	Change-in-Control	Change-in-Control and Termination Within Thirteen Months
Patrick E. Miller
Severance Payment (1) (2)	$ -	$769,457	$1,469,457	$ -	$769,457
Salary Termination Benefit (3)	-	-	-	-	1,794,225
Restricted Stock (4)	-	1,253,841	1,253,841	-	1,253,841
Cash Performance Award (5)	-	-	-	-	1,575,000
Benefit Continuation (6)	-	-	-	-	46,098
Legal Counsel Representation (7)	-	-	-	-	50,000
Totals	$ -	$2,023,298	$2,723,298	$ -	$5,488,621

C. Timothy Trenary
Severance Payment (1) (2)	$ -	$451,180	$881,180	$ -	$451,180
Salary Termination Benefit (3)	-	-		-	822,204
Restricted Stock (4)	-	785,523	785,523	-	785,523
Cash Performance Award (5)	-	-	-	-	960,000
Benefit Continuation (6)	-	-	-	-	15,821
Legal Counsel Representation (7)	-	-	-	-	50,000
Totals	$ -	$1,236,703	$1,666,703	$ -	$3,084,728

Greg R. Boese
Severance Payment (1) (2)	$ -	$156,969	$411,969	$ -	$156,969
Salary Termination Benefit (3)	-	-	-	-	388,327
Restricted Stock (4)	-	256,368	-	-	256,368
Cash Performance Award (5)	-	-	-	-	325,089
Benefit Continuation (6)	-	-	-	-	15,821
Legal Counsel Representation (7)	-	-	-	-	50,000
Totals	$ -	$413,337	$411,969	$ -	$1,192,574

Dale M. McKillop
Severance Payment (1) (2)	$ -	$178,373	$433,373	$ -	$178,373
Salary Termination Benefit (3)	-	-	-	-	395,209
Restricted Stock (4)	-	255,897	-	-	255,897
Cash Performance Award (5)	-	-	-	-	324,446
Benefit Continuation (6)	-	-	-	-	15,821
Legal Counsel Representation (7)	-	-	-	-	50,000
Totals	$ -	$434,270	$433,373	$ -	$1,219,746

(1)
In the case of Mr. Miller, represents base salary for an additional 24 months, plus any annual incentive earned in the prior year but not yet paid, if Mr. Miller’s employment is terminated without “Cause.” In the case of Messrs. Trenary, Boese and McKillop, represents 12 months base salary plus any annual incentive award earned in the prior year but not yet paid, if employment is terminated without “Cause.”

(2)	Represents payment of any annual incentive award earned in the prior year but not yet paid, if the named executive officer is terminated as a result of retirement, death, or disability.

(3)
In the event of a Change-in-Control and termination within thirteen months, the NEOs are entitled to the earned but unpaid portion of incentive compensation under the 2016 Bonus Plan. The unpaid earned compensation is payable within 15 days after termination of employment, but if the NEO is deemed to be a “specified employee” (within the meaning of Section 409A of the Code) on the date of termination of his employment, any severance payments that are considered deferred compensation subject to the requirements of 409A will be made on the earlier of (A) six months from the date of the NEO's separation from service, and (B) the date of his death (the “delay period”). Upon the expiration of the delay period, all payments that would have been paid in the absence of such delay shall be paid to the NEO in a lump sum, and any remaining payments and benefits shall be paid or provided in accordance with the Change-in-Control Agreement. In the event of a Change-in-Control and termination within thirteen months, the salary termination benefit for Mr. Miller is equal to two times the amount of his current annual compensation, which is defined as the total of the base salary in effect at the time of termination, plus the average annual performance incentive award actually received by the NEO over the last three fiscal years. For Messrs. Trenary, Boese and McKillop, the salary termination benefit is equal to the amount of their current annual compensation, which is defined as the total of the base salary in effect at the time of the termination, plus the average annual performance incentive award actually received by the NEO over the last three fiscal years. The current annual compensation does not include the value of any stock options granted or exercised, restricted stock awards granted or vested, or contributions to 401(k) or other qualified plans. One-half of the salary termination benefit is payable as a lump sum payment within 30 days of termination and one-half of the salary termination benefit is payable as severance pay in equal monthly payments commencing 30 days after termination of employment and ending on the date that is the earlier of two and one-half months after the end of the fiscal year in which termination occurred or death, but if the NEO is deemed to be a “specified employee” (within the meaning of Section 409A of the Internal Revenue Code) on the date of termination of his employment, any severance payments that are considered deferred compensation subject to the requirements of 409A will be made on the earlier of the delay period. Upon expiration of the delay period, all payments that would have been paid in the absence of such delay shall be paid to the NEO in a lump sum, and any remaining payments and benefits shall be paid or provided in accordance with the Employment Agreement or Change-in-Control Agreement.

(4)
Payments relating to restricted stock represent the value of unvested restricted stock as of December 29, 2017, calculated by multiplying the number of unvested shares of restricted stock as of December 29, 2017 by the closing market price of our common stock on December 29, 2017.

(5)
In the event of a Change-in-Control, the cash performance award will be earned and paid based on the Total Shareholder Return calculated through the end of the most recently completed fiscal quarter prior to the Change-in-Control, subject to any terms and conditions set forth in the plan and/or imposed by the Committee. The amounts presented represent the amount that would be earned and paid based on our Total Shareholder Return relative to the Total Shareholder Return of companies in the Total Shareholder Return Peer Group, calculated as of December 31, 2017.

(6)
Represents any health, dental and vision insurance coverage provided at the time of termination of employment for a period of 24 months for Mr. Miller and 12 months for Messrs. Trenary, Boese and McKillop.

(7)
Represents the maximum amount reimbursable for legal expenses in connection with enforcement of the Change-in-Control Agreement in the event of a dispute following a Change-in-Control. In addition to these benefits, NEOs with a vested balance under the Deferred Plan would be entitled to the vested portion of the account balance in the event of their termination of employment, death, disability, or a Change-in-Control. See the “2017 Deferred Compensation Table.”

The Company is obligated to pay the following pursuant to the NEOs’ Employment Agreement or Change-in-Control Agreement:

Terminations due to death, disability, for “Cause” or voluntary termination - the NEO will receive the earned but unpaid portion of base salary through the termination date.
For terminations by the Company without “Cause” prior to a Change-in-Control - the NEO will receive the earned but unpaid portion of base salary through the termination date plus base salary in accordance with the Company’s payroll practices in effect at the time of employment separation for an additional 24 months for Mr. Miller, and 12 months for Messrs. Trenary, Boese, and McKillop. In addition, any restrictions on restricted shares held by Mr. Miller or Mr. Trenary will lapse and the restricted stock awards will be deemed fully vested in the event of termination without cause.
For without “Cause” or “Good Reason” terminations occurring at or within 13 months of a Change-in-Control - The NEO will receive the earned but unpaid portion of the base salary, credit for accrued but unused vacation and the amount of any earned but unpaid bonus, and incentive compensation or other fringe benefit through the date of termination. Mr. Miller receives two times the amount of his current annual compensation, which is defined as the total of the base salary in effect at the time of termination, plus the average annual performance incentive actually received by the executive over the last three fiscal years. Mr. Miller also receives the continuation of certain benefits as described in the table for a period of 24 months. The salary termination benefit for Messrs. Trenary, Boese and McKillop is equal to one times the amount of the current annual compensation and certain benefits continuation for a period of 12 months. In addition, upon a termination without “Cause” or for “Good Reason” within 12 months of a Change in Control, any restrictions on the NEO’s restricted stock awards will lapse and the restricted stock awards will be deemed fully vested.
Change-in-Control - Under the cash performance awards, in the event of a Change-in-Control prior to the expiration of the three year performance period, the cash performance award will be earned and paid based on the Total Shareholder Return calculated through the end of the most recently completed fiscal quarter prior to the Change in Control, subject to any terms and conditions set forth in the Equity Plan and/or imposed by the Committee.
Non-competition and non-solicitation provisions - pursuant to his Change-in-Control Agreement, Mr. Miller has agreed not to compete with us, or solicit any of our employees, during the period in which he is employed by us and for a 24 month period thereafter. Pursuant to the Change-in-Control Agreements, Messrs. Trenary, Boese and McKillop have agreed not to compete with us, or solicit any of our employees, during the period in which he is employed by us and for a 12 month period thereafter.

Terms of Employment for Executive Officers
Each of our NEOs is generally entitled to participate in the following Company benefit programs: participation in the management performance bonus plan; vacation in accordance with Company policy, hospital/surgical/medical insurance; dental and vision insurance; group life insurance and short-term disability and long-term disability coverage; participation in the Company 401(k) Savings Plan; participation in the Deferred Compensation Plan; relocation package in connection with the start of employment, as appropriate; and severance in accordance with the applicable Employment Agreement or Change-in-Control Agreement.

Indemnification Agreements

In addition to the indemnification provided for in our certificate of incorporation, we have entered into separate indemnification agreements with each of our directors, our CEO and our CFO. These indemnification agreements require us, among other things, to indemnify our directors, CEO and CFO for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts, incurred by each of our directors, CEO or CFO in connection with the investigation, defense, settlement or appeal of any proceeding to which he was or is a party, or is threatened to be made a party or is involved, by reason of the fact that he is or was a director, the CEO or CFO. We believe that these provisions and agreements are necessary to attract and retain qualified individuals to serve in these roles.

Director Compensation
We pay our non-employee directors an annual retainer of $70,000 and an additional annual retainer to our Chairman of $55,000. We pay annual chair fees of $15,000 to the Audit Committee Chair, $10,000 to the Compensation Committee Chair and $7,500 to the Nominating & Corporate Governance Committee Chair.
We also compensate our non-employee directors through grants of restricted stock and in November 2017, we granted 7,661 shares of restricted stock to each of Messrs. Arves, Bevis, Fix, Griffin, Rancourt, and Snell with a grant date value of $75,000. All such restricted stock grants made to our non-employee directors, starting with the December 2015 grant, cliff vest in one year on October 20, or sooner if the director leaves the Board prior to October 20 of the following year for any reason other than for cause. We also reimburse all directors for reasonable expenses incurred in attending Board and committee meetings.
The table below describes the compensation paid to non-employee directors in 2017. Mr. Miller, a director and our President and Chief Executive Officer, receives no compensation for serving on our Board.

2017 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total
Richard A. Snell	125,000	75,001	-	-	-	-	200,001
Scott C. Arves	80,000	75,001	-	-	-	-	155,001
Robert C. Griffin	85,000	75,001	-	-	-	-	160,001
Roger L. Fix	77,500	75,001	-	-	-	-	152,501
Harold C. Bevis	70,000	75,001	-	-	-	-	145,001
Wayne M. Rancourt	70,000	75,001	-	-	-	-	145,001

(1)	Represents the aggregate value of the restricted stock based on the closing stock price of $9.79 on the grant date of November 8, 2017.

(2)	The aggregate number of shares of unvested restricted stock held by each of our non-employee directors as of December 31, 2017 was 7,661.

Compensation Committee Interlocks and Insider Participation
None of our executive officers serves as a member of the Board or Compensation Committee of any entity that has one or more executive officers serving on our Compensation Committee. Accordingly, no interlocking relationship exists between our Board or the Compensation Committee of any other company.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Stock Option Grants - There are no stock option grants outstanding.

As of March 28, 2018, a total of 2,555,715 million shares were available for future grants from the shares authorized for award under the 2014 Equity Incentive Plan, including cumulative forfeitures.

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following ratio of the annual total compensation of Mr. Miller, President and CEO to the annual total compensation of our median employee;

For 2017, our last completed fiscal year:

•the annual total compensation of the median compensated of our Company’s employees (other than our President and CEO), was $10,271; and
•the annual total compensation of the President and CEO for purposes of determining the CEO pay ratio was $1,754,423.

Based on this information, for 2017, the ratio of the annual total compensation of our President and CEO, to the annual total compensation of our median employee was 171.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios, particularly as compared to those companies that do not have a strong representative employee population in lower cost regions.

To identify the "median employee" from our employee population, we used actual base salary paid, bonus paid and any overtime paid during the 12-month period ending on December 31, 2017. For purposes of this analysis, we annualized the base compensation of any employees who worked a partial calendar year. For purposes of this calculation, we also included the Company cost of non-discriminatory benefits for both our CEO and our median employee. Compensation of non US employees was converted from local currency to US dollars using exchange rates in effect on December 31, 2017.

We determined that, as of December 31, 2017, our employee population consisted of approximately 8,250 individuals globally, from the following locations:

Mexico	56%
United States	20%
Eastern Europe	13%
Western Europe	6%
Asia Pacific	5%

Approximately 70% of our employees are based in Mexico and Eastern Europe in our labor intensive wire harness business, which influences the median employee compensation. As compared to the average employee compensation across all geographies in the chart above, the ratio of Mr. Miller’s compensation is 70:1.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our management monitors related party transactions for potential conflicts of interest situations on an ongoing basis. Under the NASDAQ Marketplace Rules, we are required to conduct a review of all related party transactions for potential conflict of interest situations on an ongoing basis, and all such transactions must be reviewed and approved by our Audit Committee or another independent body of the Board. Related parties means our directors, officers, 5% stockholders or the immediate family members of any of the foregoing. Our Code of Conduct provides that no director or executive officer may represent the interests of any party other than the Company (including personal interests) in any material transaction in which we and another party are involved.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of our common stock to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors and greater than ten percent beneficial owners also are required by rules promulgated by the SEC to furnish us with copies of all Section 16(a) forms they file.
Based on a review of such reports, we believe, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with during the last fiscal year.

AUDIT COMMITTEE REPORT

This Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not be deemed filed under the Securities Act or the Exchange Act.
The Audit Committee is composed of three directors appointed by the Board, all of whom are independent for Audit Committee purposes under applicable Exchange Act rules and NASDAQ Marketplace Rules. The Board designated each member of the Audit Committee as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K under the Exchange Act. The Audit Committee operates under a written charter adopted by the Board and amended most recently in March 2018, a copy of which is posted on our website at www.cvgrp.com. The Audit Committee assists the Board in providing oversight of the systems and procedures relating to the integrity of the Company’s financial statements, the Company’s financial reporting process, its systems of internal accounting, financial and reporting controls, the internal audit process, risk management, the independent audit process of the Company’s annual financial statements, and the Company’s compliance with legal and regulatory requirements. Management is responsible for these processes.
The Audit Committee reviews with management the Company’s major financial risk exposures and the steps management has taken to monitor, mitigate and control such exposures. Management has the responsibility for the implementation of these activities. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, including a discussion of the quality and the acceptability of the Company’s financial reporting and controls. The Audit Committee also reviews the Company’s quarterly earnings press releases and reports on Form 10-Q prior to filing. The Audit Committee held eight meetings in 2017.
The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee reviewed with the independent registered public accounting firm the firm’s judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Audit Committee under auditing standards of the U.S. Public Company Accounting Oversight Board (the “PCAOB”), including the matters required to be discussed by PCAOB Auditing Standard 1301, Communications with Audit Committees. In addition, the Audit Committee has discussed with the independent registered public accounting firm, the firm’s independence from management and the Company, including the impact of nonaudit-related services provided to the Company and the matters in the independent registered public accounting firm’s written disclosures required by Rule 3526 of the PCAOB, as may be modified or supplemented.
The Audit Committee also discussed with the Company’s internal auditors and the independent registered public accounting firm in advance the overall scope and plans for their respective audits, including timing, risk assessments, locations and coverage, and any reliance by the independent registered public accounting firm on work performed by the internal auditors. The Audit Committee meets at least quarterly with the internal auditor and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s accounting and financial reporting. Annually, the Audit Committee reviews and approves the internal audit plan. Additionally, the Audit Committee periodically meets separately with each of the Chief Financial Officer and General Counsel of the Company.
The Audit Committee is directly responsible for the appointment, oversight, qualification, independence, performance, compensation and retention of the Company’s independent registered public accounting firm, including audit fee negotiations and approval, and the rotation and selection of the lead audit partner every five years. In accordance with its Charter, the Audit Committee has reappointed KPMG LLP ("KPMG") as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for fiscal 2018, based on their overall qualifications, objectivity, significant experience and understanding of the Company’s operations, and their ability to deploy resources to match the Company’s global operations. Accordingly, in this proxy statement, the Board recommends the ratification of KPMG as the Company’s independent registered public accounting firm for fiscal year ending December 31, 2018.
In performing its review, the Audit Committee also considers the quality and effectiveness of KPMG’s communications with the Audit Committee and management; how effectively KPMG maintained its independence as demonstrated by exercising judgment, objectivity and professional skepticism; reports of the PCAOB and other available data regarding the quality of work performed by KPMG; KPMG’s tenure and experience as the Company’s auditor, and the geographic reach and expertise of KPMG to address the demands placed on an auditor by the global breadth of the Company’s business.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the Securities and Exchange Commission.

Members of the Audit Committee

Robert C. Griffin (Chairman)
Harold C. Bevis
Wayne M. Rancourt

SUBMISSION OF STOCKHOLDERS’ PROPOSALS AND ADDITIONAL INFORMATION

Proposals of stockholders intended to be eligible for inclusion in our proxy statement and proxy card relating to our 2019 annual meeting of stockholders must be received by us on or before the close of business December 14, 2018. Such proposals must be submitted by certified mail, return receipt requested. The by-laws provide that a stockholder wishing to present a nomination for election of a director or to bring any other matter before an annual meeting of stockholders must give written notice to our Secretary not less than 90 days prior to the first anniversary of the previous year’s annual meeting (provided that in the event that the annual meeting is scheduled to be held on a date more than 30 days prior to, or delayed by more than 60 days after such anniversary date, notice by the stockholder in order to be timely must be received not later than the later of the close of business 90 days prior to such annual meeting or the tenth day following the public announcement of such meeting) and that such notice must meet certain other requirements, including (a) with respect to director nominees, all information relating to such person that is required to be disclosed in connection with solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (b) the stockholder’s name and record address, the class or series and number of shares of capital stock which are owned beneficially or of record by such stockholder, a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nominations are to be made by such stockholder, a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and any other information relating to such stockholder that would be required to be disclosed in a proxy statement in connection with solicitations for proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. As a result, stockholders who intend to present a proposal at the 2019 annual meeting without inclusion of such proposal in our proxy materials are required to provide notice of such proposal no later than February 15, 2019 (assuming the date of next year’s annual meeting is not more than 30 days prior to, or more than 60 days after, the anniversary of this year’s annual meeting). Our proxy related to the 2019 annual meeting will give discretionary voting authority to the proxy holders to vote with respect to any such proposal that is received by us after such date or any proposal received prior to that date if we advise stockholders in our 2019 proxy statement about the nature of the matter and how management intends to vote on such matter. Any stockholder interested in making such a nomination or proposal should request a copy of the by-laws from the Company’s General Counsel, Compliance Officer and Secretary.

We will furnish without charge to each person whose proxy is being solicited, upon written request of any such person, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as filed with the SEC, including the financial statements and schedules thereto. Requests for copies of such Annual Report on Form 10-K should be directed to Aneezal H. Mohamed, General Counsel, Compliance Officer and Secretary, Commercial Vehicle Group, Inc., 7800 Walton Parkway, New Albany, Ohio 43054. Our Annual Report on Form 10-K can also be downloaded without charge from our website at www.cvgrp.com/proxy.

OTHER MATTERS
We will bear the costs of soliciting proxies from our stockholders. In addition to the use of the mail, our directors, officers and employees may solicit proxies by personal interview, telephone or facsimile. Such directors, officers and employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of common stock held of record by such persons, and we will reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection therewith.
The directors know of no other matters which are likely to be brought before the annual meeting, but if any such matters properly come before the meeting, the persons named in the enclosed proxy, or their substitutes, will vote the proxy in accordance with their best judgment.
By Order of the Board of Directors
Aneezal H. Mohamed
General Counsel, Compliance Officer
and Secretary
April 13, 2018
IT IS IMPORTANT THAT THE PROXY CARDS BE RETURNED PROMPTLY. EVEN IF YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

Appendix A
PROPOSED AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO ELIMINATE CERTAIN RESTRICTIONS ON THE REMOVAL OF DIRECTORS
Text of proposed amendment to Section D of Article V of the Amended and Restated Certificate of Incorporation (deletions are indicated by strikeouts and additions are indicated by underlining):
(D)    Removal of Directors. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director may be removed from office at any time ~~for~~ with or without cause, at a meeting called for that purpose, but only by the affirmative vote of the holders of at least 66 and 2/3% of the voting power of all outstanding shares of Common Stock entitled to vote generally in the election of directors, voting together as a single class.

Commercial Vehicle Group, Inc.

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 17, 2018.

Vote by Internet

- Go to **www.envisionreports.com/CVGI**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals – The Board of Directors recommends a vote FOR all nominees in Proposal 1, FOR Proposals 2, 3 and 4.

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	For	Withhold
01 – Scott C. Arves	☐	☐
02 – Harold C. Bevis	☐	☐
03 – Roger L. Fix	☐	☐
04 – Robert C. Griffin	☐	☐
05 – Patrick E. Miller	☐	☐
06 – Wayne M. Rancourt	☐	☐
07 – Richard A. Snell	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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C 1234567890 J N T
1 U P X 3 7 0 7 2 0 1

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

CVG Commercial Vehicle Group, Inc.

Proxy — Commercial Vehicle Group, Inc.

7800 Walton Parkway
New Albany, Ohio 43054
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Richard A. Snell and Aneezal H. Mohamed and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote as indicated herein all the shares of common stock of Commercial Vehicle Group, Inc. held of record by the undersigned at the close of business on March 28, 2018, at the annual meeting of stockholders to be held on May 17, 2018, at the Courtyard by Marriott Columbus-New Albany, 5211 Forest Drive, New Albany, OH 43054, or any postponements or adjournments thereof, with all the powers the undersigned would possess if then and there personally present.

By returning this proxy card you are conferring upon the proxies the authority to vote in their discretion upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

This proxy when properly executed will be voted on as specified by the stockholder. If no specifications are made, the proxy will be voted to elect the nominees described in Proposal 1 on the reverse side, FOR Proposals 2, 3 and 4 and with discretionary authority on all other matters that may properly come before the annual meeting or any postponements or adjournments thereof.

ALL STOCKHOLDERS ARE URGED TO VOTE THEIR PROXY AS EARLY AS POSSIBLE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

C Non-Voting Items

Change of Address — Please print new address below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.